Exhibit 10.1

NATIONAL FINANCIAL PARTNERS CORP.,

as Landlord

TO

RBC MADISON AVENUE LLC,

as Tenant

____________________________________

Sublease

_____________________________________

    Premises:                                Entire 19th Floor
340 Madison Avenue
New York, New York

______________________________________

Dated as of November 20, 2009

6.03. Default	25
6.04. Re-entry by Landlord	26
6.05. Damages	26
6.06. Other Remedies	27
6.07. Right to Injunction	27
6.08. Certain Waivers	28
6.09. No Waiver	28
6.10. Holding Over	28
6.11. Attorneys’ Fees	29
6.12. Nonliability and Indemnification	29

ARTICLE 7. INSURANCE; CASUALTY; CONDEMNATION	31

7.01. Compliance with Insurance Standards	31
7.02. Tenant’s Insurance	31
7.03. Subrogation Waiver	32
7.04. Casualty	33

ARTICLE 8. LANDLORD’S WORK	35

8.01. Landlord’s Work	35
8.02. Tenant Delay	35
8.03.	35
ARTICLE 9. MISCELLANEOUS PROVISIONS	36

9.01. Notice	36
9.02. Severability	36
9.03. Certain Definitions	36
9.04. Quiet Enjoyment	37
9.05. Limitation of Landlord’s Personal Liability	37
9.06. Counterclaims	37
9.07. Survival	37
9.08. Certain Remedies	37
9.09. No Offer	38
9.10. Captions; Construction	38
9.11. Amendments	38
9.12. Broker	38
9.13. Merger	39
9.14. Successors	39
9.15. Applicable Law	39
9.16. No Development Rights	39
9.17. Signage	39
9.18. Guaranty	40
9.19. FF&E	40
9.20. Provisions Regarding The Prime Lease	41
9.21. Landlord’s Right To Use Board Room	43

9.22. Landlord’s Options To Terminate	44
9.23. Confidentiality	47
9.24. Additional Abatement..	47

ARTICLE 10. ARBITRATION OF FAIR MARKET RENT	48

10.01.	48

ARTICLE 11. TEMPORARY LICENSE AGREEMENT	48

11.01.	48

ARTICLE 12. PRIME LANDLORD’S CONSENT	49

12.01. Landlord’s Consent	49

EXHIBITS
EXHIBIT A                      Landlord’s Work
EXHIBIT A-1                                Plans and Specifications for Landlord’s Work
EXHIBIT B                      FF&E
EXHIBIT C                      Board Room
EXHIBIT D                      Temporary License Agreement
EXHIBIT E                      Tenant’s Initial Work
EXHIBIT F                      Tenant’s Insurance Certificate
EXHIBIT G                      Form of Prime Landlord’s Consent
EXHIBIT H                      Insurance for Landlord’s Leasehold Improvements and the FF&E

LEASE (herein called “this Lease”), dated as of November 20, 2009, between NATIONAL FINANCIAL PARTNERS CORP. (“Landlord”), a Delaware corporation, whose address is 340 Madison Avenue, New York, New York 10173, and RBC MADISON AVENUE LLC  (“Tenant”), a New York limited liability company, whose address is 3 Harbor Road, Second Floor, Cold Spring Harbor, New York 11724, Attention:  Mr. David Nadler.

W I T N E S S E T H:

WHEREAS, Landlord is the tenant under that certain Lease dated as of September 4, 2007, between Broadway 340 Madison Operator LLC, as Landlord, and National Financial Partners Corp., as Tenant, which Lease was modified by First Amendment of Lease dated as of December 11, 2007 (said Lease as so amended, and as the same may hereafter be further modified or amended from time to time, herein called the “Prime Lease”); pursuant to the Prime Lease, Landlord, as the tenant under the  Prime Lease, is leasing the entire rentable area of the 19th, 20th and 21st floors of the Building located at and commonly known as 340 Madison Avenue, New York, New York, for a term presently expiring on August 31, 2023, and such premises so leased by Landlord pursuant to the Prime Lease are herein referred to as the “Prime Lease Premises”;

WHEREAS, the party that is from time to time the landlord under the Prime Lease is herein referred to as the “Prime Landlord”; and

WHEREAS, Landlord desires to sublease to Tenant, and Tenant desires to sublease from Landlord, all of the rentable area of the 19th floor of the Building which is leased to Landlord pursuant to the Prime Lease and which is referred to therein as the “19th Floor Premises” and more particularly described therein (the 19th Floor Premises, as described in the Prime Lease, is herein referred to as the “Premises”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1.

PREMISES; TERM; USE; CONDITION; DEFINED TERMS

1.01. Demise.  Landlord hereby leases the Premises to Tenant and Tenant hereby hires the same from Landlord, subject to the terms and conditions of this Lease.  In addition, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to the Building Rules and Regulations and the other applicable provisions of this Lease and the  Prime Lease, the public areas of the Building, including, without limitation, the common lobbies, corridors, stairways, elevators and loading docks of the Building for their intended uses, but only to the extent that Landlord has such right to use such areas pursuant to the provisions of the Prime Lease.  Landlord and Tenant acknowledge and agree that the Premises shall conclusively be deemed to contain 36,250 rentable square feet (“RSF”) as of the date of this Lease, but the foregoing shall not be construed as a representation by Landlord as to the actual size of the Premises.

1.02. Term.  The term of this Lease (the “Term”) shall commence on the Commencement Date (as hereinafter defined)  and shall end at 11:59 p.m. on August 14, 2023 (the “Expiration Date”) unless sooner terminated as herein provided.  For purposes of this Lease, the “Commencement Date” means the earlier to occur of the following:

(a) the date which is the later of (1) December 31, 2009 or (2)  the date which is five (5) Business Days after the following clauses (i) and (ii) shall have been satisfied: (i) the Prime Landlord’s Consent (as hereinafter defined) shall have been obtained and Landlord shall have tendered to Tenant vacant possession of the Premises with Landlord’s Work (as hereinafter defined) substantially completed, and (ii) Landlord shall have given Tenant notice of the satisfaction of the preceding clause (i); or

(b) the date on which Tenant takes occupancy of the Premises other than taking occupancy for any of the purposes permitted under Section 1.06 hereof or pursuant to and as permitted by the Temporary License Agreement (as hereinafter defined) of the space licensed thereunder (but except as permitted under the Temporary License Agreement and Section 1.06 hereof, Tenant shall have no right, without Landlord’s express prior written consent, to take possession of the Premises prior to Landlord’s giving notice to Tenant of the satisfaction of the conditions set forth in clause (a)(i) above in this Section).

Nothing contained in this Lease shall obligate Tenant to take possession of the Premises prior to December 31, 2009, and nothing contained in this Lease shall result in the Commencement Date being prior to December 31, 2009, unless Tenant takes occupancy of the Premises (other than taking occupancy pursuant to the Temporary License Agreement of the space licensed thereunder or for any of the purposes permitted under Section 1.06 hereof) prior to such date, (but Tenant’s right to take occupancy shall be limited as set forth in clause (b) above in this Section.

Landlord’s Work shall be deemed to have been substantially completed on the date on which Landlord’s Work has been substantially completed, other than (a) Punch-List Items and (b) any part of Landlord’s Work that is not completed due solely to Tenant Delay.  Landlord shall complete said Punch-List Items in accordance with Section 8.01.

1.03. Inability to Deliver.  If for any reason, Landlord shall be unable to deliver possession of the Premises to Tenant on any date specified in this Lease for such delivery, Landlord shall have no liability to Tenant therefor, Tenant shall have no right or remedy against Landlord, and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof, but the rental obligations of Tenant shall be postponed until Landlord shall be able to so deliver possession of the Premises and shall have again given Tenant at least five (5) Business Days prior notice of the Commencement Date.

1.04. Use.  The Premises shall be used and occupied by Tenant solely (i) as general, executive and administrative offices and such other lawful uses that are incidental thereto and are in keeping with the character, reputation and appearance of a first-class office building, (ii) for the licensing of space in the Premises and the sale and/or providing of office-suite related services to one or more customers of Tenant for their use as offices in connection with the ordinary course of operation of Tenant’s business as an office suites operator and in keeping with the character, reputation and appearance of a first-class office building, and for no other purpose; provided, however, that in no event shall the Premises be used for any use or purpose prohibited by, or which would cause a violation of or default under, any of the provisions of the Prime Lease.

1.05. Condition.  Tenant has inspected the Premises and agrees (i) to accept possession of the Premises in its “as is” condition existing on the date of this Lease, subject to (x) reasonable wear and tear and natural deterioration occurring after the date of this Lease and (y) the performance of Landlord’s Work (as hereinafter defined), (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Prime Lease or the Building except as expressly set forth herein, and (iii) except for Landlord’s Work (as hereinafter defined), Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Premises to prepare the Premises for Tenant’s occupancy, subject to any obligations that Landlord may have under Article 8 of this Lease after the Commencement Date to perform Punch-List Items or make other repairs.  Tenant’s occupancy of any part of the Premises shall be presumptive evidence, as against Tenant, that (A) Landlord has substantially completed Landlord’s Work, and (B) Tenant has accepted possession of the Premises in their then current condition, except for any Punch-List Items and other repairs which Landlord is required to perform in accordance with the provisions of Article 8 hereof.

1.06. Access Prior to Commencement Date.  Prior to the Commencement Date but after the Prime Landlord’s Consent shall have been fully-executed and delivered and become effective, Tenant, its agents, employees and consultants may, upon reasonable prior notice to Landlord, enter upon the Premises for the purpose of making inspections of the Premises, taking measurements thereof and performing Tenant’s Initial Work (as hereinafter defined), provided that (i) in connection with Tenant’s Initial Work, Landlord may require Tenant to hire and use (at Tenant’s expense) the architect and/or contractor(s) that Landlord used or is using for Landlord’s Work, (ii) Landlord shall have the right to prohibit any such entry, activities or work that Landlord, in good faith, determines is interfering or will interfere with any of Landlord’s business or activities in the Premises, including, without limitation, the performance of Landlord’s Work, and (ii) any such entry or activities shall be subject to reasonable regulation by Landlord.

1.07. Defined Terms.  All capitalized terms used in this Lease and not specifically defined in this Lease shall have the respective meanings assigned to those terms in the Prime Lease.

ARTICLE 2.

RENT

2.01. Rent and Additional Charges.  (a) “Additional Charges” means Tax Payments, Operating Payments, Electric Charge and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Charges shall be deemed to be rent.

(b) “Premises RSF” means the entire RSF (as defined in the Prime Lease) of the Premises which is agreed to be 36,250.

(c) “Rent” shall mean Fixed Rent and Additional Charges.

2.02. Fixed Rent.  (a) The fixed rent (“Fixed Rent”) shall be as follows:

(i) for the period commencing on the Commencement Date (subject to Section 2.02(b) hereof) and ending on the day immediately preceding the fifth (5th) anniversary of the Commencement Date, at the annual rate of One Million Four Hundred Ninety-Four Thousand Seven Hundred Fifty and 00/100 Dollars ($1,494,750.00), payable in equal monthly installments of $124,562.50;

(ii) for the period commencing on the fifth (5th) anniversary of the Commencement Date and ending on the day immediately preceding the tenth (10th) anniversary of the Commencement Date, at the annual rate of One Million Six Hundred Seventy-Six Thousand and 00/100 Dollars ($1,676,000.00), payable in equal monthly installments of $139,666.67; and

(iii) for the period commencing on the tenth (10th) anniversary of the Commencement Date and ending on the Expiration Date, at the annual rate of One Million Eight Hundred Fifty-Seven Thousand Two Hundred Fifty and 00/100 Dollars ($1,857,250.00), payable in equal monthly installments of $154,770.84.

Fixed Rent shall be payable by Tenant in equal monthly installments in advance on the Commencement Date (subject to Section 2.02(b) hereof) and on the first day of each calendar month thereafter; provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, the first full monthly installment of Fixed Rent (the “Initial FR Payment”).  If the Start Date (as hereinafter defined) is the first day of a month, then the Initial FR Payment shall be credited toward such month’s required Fixed Rent payment.  If the Start Date is not the first day of a month, then on the Rent Commencement Date, Tenant shall pay a prorated portion of the Fixed Rent for the period from the Start Date through the last day of such month, and the Initial FR Payment shall be credited toward the first Fixed Rent thereafter becoming due.

(b) Notwithstanding anything to the contrary contained in this Lease, provided that no monetary or material non-monetary Event of Default (as hereinafter defined) is continuing, Tenant shall be entitled to an abatement of (i) one hundred percent (100%) of the Fixed Rent payable for the period from the Commencement Date to and including the day immediately preceding the date occurring in the third (3rd) month after the Commencement Date which is the same numerical date in the month as the Commencement Date, except that if no same numerical date shall exist in such third (3rd) month, the last day of such third (3rd) month, and (ii) fifty percent (50%) of the Fixed Rent payable for the period commencing on the date (“Start Date”) which is the day immediately following the last day of the abatement period referred to in the preceding clause (i) to and including the day immediately preceding the date occurring in the ninth (9th) month after the Commencement Date, which is the same numerical date in the month as the Commencement date, except that if no same numerical date shall exist in such ninth (9th) month, the last day of such ninth (9th) month.  Notwithstanding anything herein contained to the contrary, in the event that this Lease shall terminate by reason of an Event of Default occurring prior to the Expiration Date, then a sum equal to the Unamortized Fraction (as hereinafter defined) of all of the Fixed Rent that shall have been abated and not paid by Tenant pursuant to the foregoing provisions of this Section 2.02(b) shall immediately become due and payable by Tenant to Landlord.  The term “Unamortized Fraction” as used herein, means a fraction, the numerator of which is the number of days in the period from and including the date of the occurrence of such Event of Default to and including the Expiration Date, and the denominator of which is the number of days in the Term of this Lease.

2.03. Tax Payments.  (a) “Base Tax Amount” means the Taxes (excluding any BID Taxes) for the Tax Year commencing on July 1, 2010 and ending on June 30, 2011 (the “Base Tax Year”).  “BID Taxes”  means any taxes, assessments or charges imposed upon or against the Project, Landlord or the owner of the Project solely with respect to any business improvement district.

(b) “Taxes” shall have the meaning provided for such term in the Prime Lease.

(c) “Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(d) “Tenant’s Tax Share” means 4.90%, which has been computed on the basis of a fraction, the numerator of which is the agreed RSF contained in the Premises as set forth below and the denominator of which is the agreed RSF contained in the Building as set forth below.  The parties agree that the rentable square foot area of the Premises for purposes of computing Tenant’s Tax Share shall be deemed to be 36,250 RSF and that the agreed rentable square foot area of the Building for purposes of computing Tenant’s Tax Share shall be deemed to be 739,553 RSF.

(e) (i)   If Taxes for any Tax Year occurring after the Base Tax Year, shall exceed the Base Tax Amount, commencing on July 1. 2011, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount.  The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by the Prime Landlord, whether to the City of New York, to a Superior Lessor, Superior Mortgagee or otherwise.  Tenant shall pay Tenant’s Tax Share of each such installment within thirty (30) days after the rendering of a statement therefor by Landlord to Tenant (each, a “Tax Statement”), which statement may be rendered so as to require Tenant’s Tax Share of Taxes to be paid by Tenant thirty (30) days prior to the date such Taxes first become due.  The statement to be rendered by Landlord shall set forth the computation of the Tax Payment, and any necessary adjustment to Tax Payments previously paid shall be made as provided in Section 2.03(f) below.  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.  In no event, however, shall Taxes be reduced below the Base Tax Amount.

(ii) If and to the extent that pursuant to the Prime Lease, the Prime Landlord requires the tenant thereunder to pay Tenant’s Tax Payments (as defined in the  Prime Lease) in monthly installments, then Landlord shall have the right, at any time, to require that Tenant’s Tax Payments be paid by Tenant in monthly installments.  If Landlord exercises such right, then the following provisions of this clause (ii) shall govern (in lieu of clause (i) above):  “If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, commencing on July 1, 2011, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount.  Landlord shall endeavor to furnish to Tenant, no later than thirty (30) days prior to the commencement of each Tax Year, a statement setting forth the computation of Landlord’s estimate of the Tax Payment for such Tax Year (each, a “Tax Statement”), which computation shall be based upon the tax bills rendered by the applicable taxing authority; provided, that if such tax bills are not available, such computation shall be based upon the tax bills for the previous Tax Year and Prime Landlord’s reasonable good faith estimate of any increase thereto.  Promptly after Landlord’s receipt of the actual tax bill and Prime Landlord’s revised statement of the computation of the Tax Payment (as defined in the Prime Lease) owing by Landlord under the Prime Lease, Landlord will furnish to Tenant a revised statement, together with a copy of the tax bill, setting forth the computation of the Tax Payment, and any necessary adjustment to Tax Payments previously paid by Tenant shall be made as provided in Section 2.03(f) below.  Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s reasonable good faith estimate of the Tax Payment for such Tax Year, based on Prime Landlord’s estimate of the Taxes for such Tax Year.  If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.03(e) in respect of the last month of the preceding Tax Year; (ii) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within twenty (20) days after demand therefor, or (y) if there is an overpayment, Landlord shall credit the amount thereof against the next succeeding installments of the Tax Payment; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Tax Year, on the first day of each month, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate.  Landlord may, during each Tax Year, furnish to Tenant a revised statement of Landlord’s estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or credited as the case may be, substantially in the same manner as provided in the preceding sentence.”

(iii) After the end of each Tax Year Landlord shall furnish to Tenant a statement of Tenant’s Tax Payment for such Tax Year (and shall endeavor to do so within two hundred ten (210) days after the end of each Tax Year).  If such statement shall show that the sums paid by Tenant, if any, under this Section 2.03(e) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, Landlord shall credit the amount thereof against the next succeeding installments of Rent, provided that if the overcharge amount exceeds five percent (5%) of the Tax Payment for the relevant Tax Year, Landlord shall pay interest on the amount of the overcharge at the Prime Rate (as defined in the Prime Lease) from the date that the final Tax Statement with respect to the applicable Tax Payment was delivered to Tenant until the date that Landlord reimburses Tenant for such overcharge or credits the amount of the overcharge against the next due installments of Rent; provided, however, that Landlord shall be required to pay Tenant such interest on such overcharge only if and to the extent that the Prime Landlord pays such interest on such overcharge to Landlord unless Landlord has paid the correct amount to the Prime Landlord and Tenant has overpaid Tenant’s Tax Payment.  If such statement shall show that the sums so paid by Tenant were less than the Tax Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within twenty (20) days after demand therefor.  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or credited, as the case may be, in accordance herewith.  In no event, however, shall Taxes be reduced below the Base Tax Amount.

(f) If Landlord shall receive a refund from the Prime Landlord of Tax Payments (as defined in the Prime Lease) made by Landlord to the Prime Landlord pursuant to the Prime Lease for any Tax Year for which Tenant shall have made any Tax Payment to Landlord, Landlord shall credit against the next succeeding installments of the Rent Tenant’s equitable share of the net refund as reasonably computed by Landlord (after deducting from such refund Landlord’s reasonable out-of-pocket costs and expenses of obtaining the same, including, without limitation, appraisal, accounting, administrative and legal fees and disbursements); provided, that the amount of such credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(g) If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.03, and Tenant shall pay the deficiency within twenty (20) days after demand therefor.  Landlord shall have no obligation and Tenant shall have no right to institute or cause or require the Prime Landlord or any other party to institute any proceedings seeking the reduction of Taxes for any Tax Year.

2.04. Operating Payments.  (a) “Base Operating Amount” means the Operating Expenses for the Base Operating Year.

(b) “Base Operating Year” means calendar year 2010.

(c) “Landlord’s Statement” means a notice from Landlord to Tenant, setting forth the Operating Payment payable by Tenant for a specified Operating Year.

(d) “Operating Expenses” shall have the meaning provided for such term in the Prime Lease.

(e) “Operating Year” means each calendar year in which occurs any part of the Term.

(f) “Tenant’s Operating Share” means 5.03%, which has been computed on the basis of a fraction, the numerator of which is 36,250 RSF, being the agreed RSF of the Premises for purposes of computing Tenant’s Operating Share and the denominator of which is the agreed RSF contained in the Building.  The parties agree that the agreed rentable square foot area of the Building for purposes of computing Tenant’s Operating Share shall be deemed to be 720,360 RSF.

(g) For each Operating Year following the Base Operating Year, Tenant shall pay (each, an “Operating Payment”) Tenant’s Operating Share of the amount, if any, by which Operating Expenses for such Operating Year exceed the Base Operating Amount.

(h) If during any Operating Year (including the Base Operating Year) (i) any rentable space in the Building above the ground floor shall be unoccupied, and/or (ii) the tenant or occupant of any space in the Building above the ground floor undertook to perform work or services in lieu of having the Prime Landlord perform the same and the cost thereof would have been included in Operating Expenses, then, in any such event, the amounts included in Operating Expenses for such period which vary based on occupancy may be increased by the Prime Landlord in accordance with the terms of the Prime Lease to reflect the Operating Expenses that would have been incurred if one hundred percent (100%) of such space in the Building above the ground floor had been occupied or if the Prime Landlord had performed such work or services, as the case may be, and such increased Operating Expenses shall be used for determining Tenant’s Operating Payment pursuant to this Lease.

(i) Landlord may furnish to Tenant prior to the commencement of each Operating Year, a statement setting forth Landlord’s estimate of the Operating Payment for such Operating Year, based on Prime Landlord’s estimate of Operating Expenses for such Operating Year.  Tenant shall pay to Landlord on the day which is the first day of each month during such Operating Year, an amount equal to 1/12th of such estimate of the Operating Payment for such Operating Year.  If Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then (A) until the day which is the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the day which is the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.04 in respect of the last month of the preceding Operating Year; (B) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within twenty (20) days after demand therefor, or (y) if there is an overpayment, Landlord shall credit the amount thereof against the next succeeding installments of Rent; and (C) on the date which is the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Operating Year, on such date which is the first day of each month, Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such estimate.  Landlord may, during each Operating Year, furnish to Tenant a revised statement of Landlord’s estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or credited as the case may be, substantially in the same manner as provided in the preceding sentence.

(j) Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year (and shall endeavor to do so within one hundred fifty (150) days after the end of each Operating Year), provided that Landlord shall have received a “Landlord’s Statement” (as defined in the Prime Lease) from Prime Landlord pursuant to the Prime Lease for such Operating Year.  If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.04(i) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, Landlord shall credit the amount of such excess against the next succeeding installments of Rent, provided that if the overcharge amount exceeds five percent (5%) of the Operating Payment for the relevant Operating Year, Landlord shall pay interest on the amount of the overcharge at the Prime Rate from the date that the final Landlord’s Statement with respect to the applicable Operating Payment was delivered to Tenant until the date that Landlord credits the amount of the overcharge against the next due installments of Rent (or until the date that Landlord reimburses Tenant for such overcharge, whichever occurs earlier); provided, however, that Landlord shall be required to pay Tenant such interest on such overcharge only if and to the extent that the Prime Landlord pays such interest on such overcharge to Landlord unless Landlord has paid the correct amount to the Prime Landlord and Tenant has overpaid Tenant’s Operating Payment.  If the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within twenty (20) days after demand therefor.

2.05. Tax and Operating Provisions.  (a) In any case provided in Section 2.03 or Section 2.04 in which Tenant is entitled to a credit against the next succeeding installments of Rent, if this Lease shall expire before any such credit shall have been fully applied, then, Landlord shall promptly refund to Tenant the unapplied balance of such credit after first applying same to any amounts then due and payable by Tenant pursuant to this Lease.  Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent.

(b) Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year; provided, that if Landlord shall fail to furnish a Landlord’s Statement with respect to any Operating Year within twenty-seven (27) months following the end of such Operating Year, then Landlord shall be deemed to have irrevocably waived its right furnish a Landlord’s Statement with respect to such Operating Year.  Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor; provided, that if Landlord shall fail to furnish any statement with respect to any Tax Payment within twenty-seven (27) months following the end of the Tax Year with respect to which such Tax Payment is due, then Landlord shall be deemed to have irrevocably waived its right furnish such statement with respect to such Tax Payment.

(c) If the Building shall be condominiumized, then Tenant’s Operating Payments and Tax Payments shall, if necessary, be equitably adjusted such that Tenant shall thereafter continue to pay the same share of the Taxes and Operating Expenses of the Building as Tenant would pay in the absence of such condominiumization.

(d) Each Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, which ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.03(f), shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring during the term of this Lease.

2.06. Electric Charges.  (a)  Pursuant to the Prime Lease, Landlord purchases from the Prime Landlord or from a meter company designated by Prime Landlord all electricity consumed, used or to be used in the Premises.  If, during the Term, Landlord receives any bill or bills for electricity used at (and only at) the Premises, Landlord may send a copy of each such bill to Tenant, and Tenant shall pay to Landlord as Additional Charges the charges (“Electric Charges”) set forth in such bill within twenty (20) days after Landlord’s rendition of such bill.  Landlord represents that the Premises is separately metered for electricity under the Prime Lease, and the metered electricity charges applicable solely to the Premises are obtainable from the bills or statements rendered by Prime Landlord or its designated meter company.  The charges to Tenant for such electricity shall be determined as set forth in Section 2.06(b) of the Prime Lease.  Except as shown on Tenant’s approved plans and specifications for the work to prepare the Premises for Tenant’s initial occupancy, Tenant shall make no changes or additions to the electrical equipment, wiring and/or appliances in the Premises without (i) the prior written consent of the Prime Landlord, and (ii) the prior written consent of Landlord, which consent of Landlord shall be treated as a request by Tenant to Landlord for the performance of Alterations, and accordingly, such consent shall be given or withheld by Landlord in accordance with the terms of Section 4.01 hereof.

(b) In the event that the Prime Landlord exercises any right it has pursuant to the Prime Lease to discontinue furnishing electricity to the Premises, then Landlord shall give notice to Tenant of same, and Tenant shall apply within five (5) Business Days to the appropriate public utility company servicing the Building for direct electric service (and diligently and continuously pursue obtaining such direct electric service) and bear all costs and expenses necessary to comply with all rules and regulations of such public utility company pertinent thereto.  Upon the commencement of such direct service, Prime Landlord and/or the meter company designated by Prime Landlord shall be relieved of any further obligation to furnish electricity to Tenant pursuant to this Lease.

(c) If Landlord is billed by Prime Landlord for any Additional Charges pursuant to Section 2.06(e) of the Prime Lease, to the extent such charges are applicable to the Premises, Tenant will pay such  charges to Landlord within twenty (20) days after being billed therefor by Landlord, which bill shall be accompanied by a copy of applicable bill for such charges rendered by Prime Landlord to Landlord.

(d) Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building and/or the Premises.  Tenant shall not use any electrical equipment which would exceed the capacity of the heaters of the Building or the risers or wiring serving the Building or which would interfere with electrical service to other tenants or occupants of the Building.

(e) At Tenant’s option and request, Prime Landlord may furnish and install all replacement lighting, tubes, lamps, bulbs and ballasts required in the Premises, and Tenant shall pay to Prime Landlord or its designated contractor upon demand Landlord’s then established Building standard charges therefor, and in such event, Tenant shall pay to Prime Landlord or its designated contractor within thirty (30) days after written demand the then established Building standard charges therefor of Prime Landlord or its designated contractor, as the case may be, at the Building’s standard rates.

2.07. Manner of Payment.  Tenant shall pay all Rent as the same shall become due and payable under this Lease by wire transfer or so-called electronic Automated Clearing House (ACH) transfers of immediately available federal funds or by check (subject to collection) drawn on a financial institution that is or clears through a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff, deduction or counterclaim (except as otherwise expressly provided in this Lease).  All Rent shall be paid in lawful money of the United States to Landlord at its office or such other place as Landlord may from time to time designate.  In addition to all other rights and remedies Landlord may have under this Lease, if any Rent that is due and payable is not paid within five (5) Business Days after the due date therefor, Tenant shall pay to Landlord, as Additional Charges, an amount equal to five (5) cents for each dollar overdue in order to defray Landlord’s administrative and other costs in connection therewith.  In addition, Tenant shall pay to Landlord from time to time, upon Landlord’s demand, interest on all past due Rent, including, without limitation, the foregoing late charge, from the date when such Rent became due to the date of Landlord’s receipt thereof at an annual rate of interest equal to the lesser of (a) one and one-half (1.5%) percent per month or (b) the maximum rate permitted by law.  Notwithstanding the foregoing, Landlord shall not impose any such late charge or interest with respect to any past due Rent unless Landlord shall have first given Tenant written notice of Tenant’s failure to have paid such past due Rent and Tenant shall have failed to pay the same within five (5) Business Days after the giving of such notice by Landlord; provided, however, that Tenant shall not be entitled to such notice more than once in any one-year period, and accordingly, if Landlord shall give such notice to Tenant with respect to any past due Rent, then Tenant shall not be entitled to be given such notice with respect to any Rent that thereafter becomes past due (and late charges and interest thereon shall apply without Landlord’s having to give Tenant notice of such past due Rent), if the due date for such past due Rent shall have occurred within one year after the due date for the last past due Rent for which Landlord gave Tenant such notice.  Any Additional Charges for which no due date is specified in this Lease shall be due and payable on the twentieth (20th) day after the date of invoice.

ARTICLE 3.

PERFORMANCE OF PRIME LANDLORD’S OBLIGATIONS

3.01.  Notwithstanding anything to the contrary contained except as otherwise expressly provided in this Lease, Landlord shall have no obligation to comply with any Laws, perform any work, or provide any services (including, but not limited to elevator service, cleaning, hot or cold water, heat, steam, ventilation and air-conditioning, condenser water, electricity, utilities, Building security, and any other Landlord Services (as defined in the Prime Lease)) or make any repairs in or to the Premises or the Building whatsoever, or to maintain any insurance required to be maintained by the Prime Landlord or the tenant under the  Prime Lease, nor shall Landlord be obligated to perform any other obligation which is the obligation of the Prime Landlord under the Prime Lease.  While Tenant is entitled to receive for the Premises all of the services, utilities and repairs that the Prime Landlord is required to provide to the 19th Floor Premises (as defined in the Prime Lease) pursuant to the Prime Lease, nevertheless, Tenant agrees that such services, utilities and repairs are to be supplied by the Prime Landlord and not by Landlord.  If the Prime Landlord shall fail to perform any such services and/or repair obligations or shall fail to comply with any of the provisions of the Prime Lease, Landlord, except for its obligations expressly hereinafter set forth in this Section 3.01, shall have no liability to Tenant by reason of such failure by Prime Landlord; provided, however, that if any such failure by Prime Landlord shall materially interfere with the operation of Tenant’s permitted business in the Premises or results in material additional costs or material inconvenience to Tenant, Landlord shall, at the written request of Tenant, and at Tenant’s expense, use commercially reasonable, good faith efforts to cause the Prime Landlord to so comply, provided that, if Landlord shall fail to exercise such efforts and Landlord shall not commence exercising such efforts within ten (10) days after notice by Tenant, then, Tenant shall have the right, after notice to Landlord, to exercise Landlord’s rights against the Prime Landlord under the Prime Lease in the name of Landlord in order to cause Prime Landlord to so comply with its obligations; the foregoing, however, shall not be construed to require Landlord to commence any action or proceeding against the Prime Landlord to enforce any of Prime Landlord’s obligations, except that if Tenant cannot bring such an action or proceeding in its own name due to lack of privity or otherwise, then Landlord shall, at Landlord’s option, either permit Tenant, at Tenant’s expense, to bring such action or proceeding in the name of Landlord (and Landlord shall execute such authorizations as are reasonably required for such purpose) or itself bring such action or proceeding against Prime Landlord at Tenant’s expense, and Tenant agrees to cooperate with Landlord in all reasonable respects in connection with any such action or proceeding brought by Landlord, and Landlord agrees to cooperate with Tenant in all reasonable respects in connection with any such action or proceeding brought by Tenant, including, without limitation, the execution of documents in connection with any litigation or arbitration commenced by Tenant in Landlord’s name, provided that, in all cases, Tenant shall pay to Landlord (and Tenant hereby covenants and agrees to pay to Landlord), from time to time, within twenty (20) days after Landlord’s rendition of a bill, all reasonable out-of-pocket costs incurred by Landlord in performing any of Landlord’s obligations under this Section 3.01 (including, without limitation, reasonable attorneys’ fees and disbursements) and shall indemnify Landlord (and hereby agrees to indemnify Landlord) against any loss, liability, costs, damage or expense (including reasonable attorney’s fees) arising out of the exercise of such rights or the prosecution of such arbitration or litigation.  Landlord shall be under no liability to Tenant in the event of the failure by the Prime Landlord to supply any services, utilities or repairs or otherwise perform any of Prime Landlord’s obligations under the Prime Lease, except that (a) if by reason of any such failure by the Prime Landlord, Landlord shall receive an abatement of Fixed Rent and/or Additional Charges under the Prime Lease in respect of all or part of the 19th Floor Premises during the Term of this Lease, Tenant shall likewise be entitled to an abatement of Fixed Rent and/or Additional Charges hereunder in proportion to such abatement received by Landlord under the Prime Lease in respect of the 19th Floor Premises (e.g., if by reason of such failure by Prime Landlord, Landlord, as the tenant under the Prime Lease, shall receive an abatement of thirty (30%) percent of the Fixed Rent payable by Landlord in respect of the 19th Floor Premises, then Tenant shall be entitled to a thirty (30%) percent abatement of the Fixed Rent payable by Tenant under this Lease in respect of the Premises); and (b) Landlord will not do anything that causes the Prime Landlord to be relieved of any of its obligations under the Prime Lease to provide any services, utilities or repairs to the Premises demised hereunder.

ARTICLE 4.

ALTERATIONS; TENANT COVENANTS

4.01. Alterations.  (a) Tenant shall make no improvements, changes, installations, or alterations in or to the Premises (“Alterations”) without (i) Landlord’s prior written approval and (ii) the prior written approval of the Prime Landlord, if and to the extent that such approval of the Prime Landlord is required to be obtained pursuant to the terms of the Prime Lease.  “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the outside appearance) of the Building, (ii) is structural or affects the strength of the Building, (iii) adversely affects the usage or the proper functioning of any of the Building systems, (iv) requires a change to the Building’s certificate of occupancy, (v) is a Specialty Installation (as defined in the Prime Lease) or has been consented to or approved by the Prime Landlord on the condition or subject to the requirement that such Alteration be removed at or prior to the expiration or sooner termination of this Lease or the expiration or sooner termination of the Prime Lease, or (vi) except for Tenant’s Initial Work (as hereinafter defined), materially alters or changes the existing layout, finishing, partitioning, or number of rooms or offices in the Premises.  Notwithstanding the foregoing, Tenant, subject to obtaining the prior written consent of Landlord, which consent is not to be unreasonably withheld or delayed, may make non-Material Alterations that cost less than One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (exclusive of the costs of Decorative Work and items constituting Tenant’s Property), in the aggregate, for each such non-Material Alteration or a series of non-Material Alterations which are part of a related project, provided that (A) Tenant delivers to Landlord notice of Tenant’s request for Landlord’s consent to such Alterations together with detailed plans and specifications for such Alterations as required in Section 4.01(b), (B) Tenant delivers to Landlord such other information as Landlord may reasonably request in connection with Landlord’s determining whether to consent to such Alterations, (C) Prime Landlord shall have issued its written consent to such Alterations, if Prime Landlord’s consent to such Alterations is required under the Prime Lease, and (D) Tenant shall conform to the other applicable requirements of this Section 4.01.  In determining whether to grant its consent to any Alterations pursuant to the immediately preceding sentence, Landlord may consider the creditworthiness of Tenant and Guarantor to pay for, perform and complete such Alterations in accordance with the terms of this Lease.  Landlord’s approval shall not be required for purely decorative Alterations (i.e., painting, carpeting, wall-covering and finish work) which do not require the preparation and filing of plans to obtain a building permit (collectively, “Decorative Work”).

(b) Tenant, in connection with any Alteration, shall comply with the Alteration Rules and Regulations attached.  Tenant shall not proceed with any Alteration unless and until (i) Tenant causes to be prepared and submitted to Landlord, detailed plans and specifications for such Alterations (excluding Decorative Work), (ii) if and to the extent Landlord’s approval or consent to such Alterations is required under Section 4.01(a) hereof, Tenant obtains such approval or consent in writing, and (iii) the Prime Landlord approves in writing such plans and specifications, if and to the extent such approval is required pursuant to the terms of the Prime Lease. Landlord agrees that, with respect to any final plans and specifications for Alterations performed by Tenant, Landlord shall, within ten (10) Business Days (or, with respect to resubmissions, five (5) Business Days) following Landlord’s receipt of complete and coordinated final Tenant’s plans for the performance of such Alterations submit the same to the Prime Landlord for its approval.  Any review or approval by Landlord or Prime Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s or Prime Landlord’s benefit, as the case may be, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.  Landlord’s consent or approval to any Alterations proposed by Tenant shall not relieve Tenant of the obligation to obtain the consent of the Prime Landlord to such proposed Alterations, if and to the extent such consent or approval of the Prime Landlord is required pursuant to the terms of the Prime Lease.  For purposes of this Lease, no consent of Prime Landlord or Landlord shall be effective unless in writing and signed by Prime Landlord or Landlord, as the case may be.

(c) Tenant shall pay to Landlord within twenty (20) days after demand, (i) Landlord’s actual reasonable out-of-pocket costs and expenses (including, without limitation, the fees of any architects, engineers, consultants or agents employed by Landlord for reviewing plans and specifications and inspecting any Alterations, and (ii) all costs, expenses and charges that Landlord is required to pay to the Prime Landlord pursuant to Section 4.01(c) of the Prime Lease with respect to any Alterations made by or on behalf of Tenant.

(d) In connection with any Alterations made or proposed to be made by or on behalf of Tenant, Tenant shall comply with all of the terms and conditions of the Prime Lease relating to Alterations, as if such Alterations were being made by the tenant under the Prime Lease, and without limiting the generality of the foregoing compliance, (i) prior to commencing any Alterations, Tenant shall obtain Prime Landlord’s approval for such Alterations, if and to the extent required by the  Prime Lease; (ii) Tenant shall obtain and maintain in force for the benefit of Prime Landlord and Landlord all insurance coverages required by the Prime Lease relating to such Alterations; (iii) Tenant shall deliver to Prime Landlord all plans, specifications, “as-built” plans, permits, certificates and other documents relating to such alterations as and when required by the Prime Lease (and shall simultaneously deliver duplicate copies thereof to Landlord); (iv) deliver to Prime Landlord any cash deposit, letter of credit or other security and/or deliveries that the tenant under the Prime Lease is required to deliver pursuant to Section 4.01(d) of the Prime Lease and otherwise comply with the provisions of said Section; and (v) all contractors, architects, engineers and other professionals used by Tenant in connection with any Alterations shall be Approved Contractors (as defined  in the Prime Lease) or shall otherwise be approved in writing by Prime Landlord.  For any Alterations for which Landlord’s consent is not required hereunder, Landlord shall not require Tenant to provide performance or completion bonds or other additional security to Landlord, unless and to the extent that such bonds and/or additional security is required by Prime Landlord in accordance with the rights of Prime Landlord under the Prime Lease.

(e) Tenant shall cause Landlord (and any designees of Landlord of which Landlord shall have given notice to Tenant) to be named as additional insured(s) on all insurance required to be maintained in favor of Prime Landlord pursuant to the Prime Lease in connection with the making of any Alterations by or on behalf of Tenant (in connection with any builders risk or property insurance so obtained by Tenant, Landlord shall be insured as its interest may appear).  Tenant shall deliver to Landlord and Prime Landlord certificates of insurance evidencing such coverage as required hereby and by the  Prime Lease, in the form required by the Prime Lease.

(f) Should any mechanics’ or other liens be filed against any portion of the Building or the Project (as defined in the Prime Lease) by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within twenty (20) days after notice from Landlord.  If Tenant shall fail to cancel or discharge said lien or liens within said 20-day period, Landlord may cancel or discharge the same and, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate (as defined in the Prime Lease) from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within twenty (20) days after receipt by Tenant of a written statement from Landlord as to the amount of such costs.  Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration except to the extent resulting from Landlord’s gross negligence or willful misconduct.

4.02. Landlord’s and Tenant’s Property.  (a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant, except as otherwise provided in this Lease.  All Fixtures constituting Tenant’s Improvements and Betterments shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord, and upon the expiration or earlier termination of the Prime Lease, shall become the property of Prime Landlord.  All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord, subject to the rights of Prime Landlord under the Prime Lease.  “Tenant’s Improvements and Betterments” means (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord, and (ii) all carpeting affixed to the Premises (other than non-affixed area rugs).  To the extent permitted or required by the Prime Lease: (i) all Fixtures made at Tenant’s expense shall be deemed owned by Tenant for the purposes of income taxes and Tenant shall have the right to depreciate the cost of such Fixtures, and (ii) in no event shall any Tenant’s Property be deemed Fixtures.

(b) All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings, supplies and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Premises or to the Building resulting from the installation and/or removal thereof.  Tenant may finance any of its movable trade fixtures, furniture and business machines (excluding any of the FF&E, as hereinafter defined), and for such purpose, provided that no Event of Default hereunder is continuing, Landlord shall sign and deliver to Tenant’s lenders waivers of Landlord’s lien against such financed assets, provided that such waivers shall be in form and substance reasonably satisfactory to Landlord, and in no event shall Landlord be required to permit any such lender access to the Premises after the expiration or sooner termination of this Lease, nor shall any of such waivers provide for a reduction or abatement of any of the obligations of Tenant or rights of Landlord under this Lease.

(c) At or before the Expiration Date, or within two (2) Business Days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property.  Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or more than two (2) Business Days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord or Prime Landlord, without accountability to Tenant in such manner as Landlord or Prime Landlord shall determine, and Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for Landlord’s reasonable actual out-of-pocket costs in connection therewith and shall pay to Landlord all amounts that Landlord shall become liable to pay to Prime Landlord (in the event of the expiration or earlier termination of the Prime Lease) pursuant to Section 4.02(c) of the Prime Lease for costs incurred by Prime Landlord in connection with any Tenant’s Property not timely removed by Tenant from the Premises.

(d) At or before the expiration or earlier termination of this Lease, Tenant shall be required to remove from the Premises all Alterations made by or on behalf of Tenant or any Tenant Party (as hereinafter defined) in or to the Premises and otherwise restore the Premises, if and to the extent that the tenant under the Prime Lease would be required to cause such removal or make such restoration at or before the expiration or sooner termination of the Prime Lease, and such removal and restoration shall be performed by Tenant in compliance with the applicable terms of this Lease and the Prime Lease; provided, however, that Tenant shall not remove any Alterations in the Premises if Landlord, prior to or upon the expiration or earlier termination of this Lease, gives notice to Tenant, directing Tenant not to remove such particular Alterations as Landlord shall have identified in such notice, and Tenant shall have no liability hereunder by reason of Tenant’s failure to remove such Alterations so specified by Landlord.  Nothing contained herein shall require Tenant to remove any Alterations at the end of the term of this Sublease, other than (i) “Specialty Installations” (as described in paragraph 4.02(d) of the Prime Lease) made by Tenant or any Tenant Party and (ii) any Alteration for which Landlord or Prime Landlord shall have given its consent to such Alteration on the condition or subject to the requirement that such Alteration be removed prior to the expiration or sooner termination of this Lease or the Prime Lease, and in no event shall Tenant be required to remove any Alterations made in the Premises prior to the Commencement Date of this Sublease, unless and to the extent any of such Alterations shall have been altered or changed during the Term by Tenant or any Tenant Party, in which case, Tenant shall be required to remove the same prior to the expiration or sooner termination of the Term if they constitute “Special Installations” under the Prime Lease or if such removal was a condition to Tenant’s obtaining Landlord’s or Prime Landlord’s consent to the making of any such alterations or changes by Tenant or any Tenant Party.  If Tenant shall be required to remove any Alteration prior to the expiration or sooner termination of the Term, Tenant shall repair any damage caused by such removal and restore the portion(s) of the Premises affected by such removal to the condition existing immediately prior to the making of such Alteration.

(e) Notwithstanding anything herein contained to the contrary, Tenant shall not have the right to install any raised flooring in the Premises without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion, for any reason or no reason, regardless whether Prime Landlord may have consented thereto.

(f) Access.  Landlord and persons authorized by Landlord shall have the right, upon not less than 24 hours’ prior notice to Tenant (except in an emergency), to enter the Premises (together with any necessary materials and/or equipment), to inspect and take measurements in the Premises, or perform such work as Landlord may be permitted to perform by the terms of this Lease or to exhibit the Premises to prospective purchasers of Landlord’s interest in the Prime Lease or lenders or, during the last nine (9) months of the Term, to prospective subtenants, or for any other prudent business purpose as Landlord may reasonably deem necessary.  Tenant shall notify Landlord and the Building manager’s office of the name and telephone number of Tenant’s representative who will be on call for each day of the week (24 hours per day).  Tenant shall have the right to have a representative of Tenant accompany Landlord on any entry into the Premises (at Tenant’s sole cost and expense), but Landlord’s rights to conduct any such entry, and the timing of such entry, shall not be affected if Tenant shall fail to make such representative available.  Landlord shall have no liability to Tenant by reason of any action taken under this Section 4.02(f), except for any damage caused by the negligence or willful misconduct of Landlord to the Premises or Tenant’s Property during such entry.  Except as expressly provided in this Lease, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term.  Tenant shall also permit Prime Landlord such access to the Premises as to which Prime Landlord is entitled under the Prime Lease.

4.03. Right to Perform Tenant Covenants.  If Tenant fails to perform any of its obligations under this Lease, without waiving such default or failure by Tenant, Landlord may perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure adversely interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or as may result in the termination of the Prime Lease or a cancellation of any insurance policy maintained by Landlord or Prime Landlord and (b) in any other case, if such failure continues beyond any applicable notice and cure period provided herein.  If Landlord performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Charges) the reasonable costs thereof, together with interest at the Interest Rate from the date incurred by Landlord until paid by Tenant, within twenty (20) days after receipt by Tenant of a statement as to the amounts of such costs.  If Landlord effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall, at Landlord’s request, obtain and substitute a bond for Landlord’s bond and shall reimburse Landlord for the cost of Landlord’s bond.

4.04. Tenant’s Initial Work.  After the Commencement Date, Tenant intends to perform certain interior, non-structural Alterations in the Premises as more particularly described in Exhibit E attached hereto and made a part hereof (“Tenant’s Initial Work”).  Provided that the cost of Tenant’s Initial Work does not exceed $100,000.00, Landlord consents to such work, provided that (i) prior to the commencement of such work, Tenant submits plans and specifications for such work for Prime Landlord’s approval, and same are approved by Prime Landlord, and (ii) such work is performed in accordance with the terms of this Lease and the Prime Lease.

4.05. Tenant shall comply with all laws, ordinances, rules, codes, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, except that Tenant shall not be required to make any structural alterations or improvements to comply with Laws in circumstances where the need for compliance arises from Tenant’s permitted use of the Premises if such Law is applicable to substantially all office tenants in comparable First Class Office Buildings and the requirement for compliance with such Law does not arise by reason of (i) the abatement of any nuisance in, on or about the Premises caused by Tenant, its agents, employees, contractors, guests or anyone claiming by, through or under Tenant, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, including, without limitation, the performance of any Alterations performed by Tenant within the Premises, (iii) any cause or condition created by or at the instance of Tenant or (iv) the breach of any of Tenant’s obligations under this Lease.

ARTICLE 5.

ASSIGNMENT AND SUBLETTING

5.01. Except as otherwise provided in Section 5.02(a) and Section 5.02(b) below, without the prior written consent of Landlord, and, if and to the extent required by the Prime Lease, the prior written consent of Prime Landlord, Tenant  shall have no right to, and shall not, assign or encumber its interest in this Lease or sublease all or any part of the Premises.  Any transaction effectuated by Tenant or anyone claiming under or through Tenant that, pursuant to Article 5 of the Prime Lease, (i) would constitute an Assignment (as defined in the Prime Lease) or would be deemed to constitute an assignment of the Prime Lease or this Lease or otherwise require the consent of the Prime Landlord in order to be permitted under the Prime Lease, shall in each case be deemed to constitute an assignment of this Sublease; (ii) would constitute a Sublease (as defined in the Prime Lease) or would otherwise require the consent of Prime Landlord in order to be permitted under the Prime Lease shall be deemed to constitute a sublease by Tenant hereunder.  Any assignment, encumbrance or sublease without Landlord’s prior written consent and Prime Landlord’s prior written consent (if such consent of Prime Landlord is required under the Prime Lease) shall be void and shall constitute a substantial and material default by Tenant under this Lease.  No consent by Landlord to any assignment, encumbrance or sublease shall constitute a further waiver of any of the provisions of this Article or relieve Tenant of the obligation to obtain Landlord’s and, if required under the Prime Lease, Prime Landlord’s  prior written consent for any further assignment, sublease or encumbrance.  Provided that Tenant shall have obtained Prime Landlord’s written consent to any assignment of this Lease or any sublease of all or any part of the Premises (if and to the extent that such consent of Prime Landlord is required under the terms of the Prime Lease), Landlord agrees that it will not unreasonably withhold or delay its consent to such assignment or sublease.

5.02. (a)  Nothing contained herein shall require Tenant to obtain any prior consent for license agreements made by Tenant (i) with its customers in the ordinary course of operating its office suites business at the Premises, licensing the use of office space in the Premises to such customers, or (ii) with one or more entities which at all times during the term of such license are Controlled by, Controlling or under common Control with Tenant, provided that, in either case, (x) no such licensed space shall be separately demised or separated from the balance of the Premises or have a separate entrance, and all such licensed space shall share in common the existing entrance to the Premises, (y) all such licenses shall be expressly subject and subordinate to this Lease, the Prime Lease and to all matters to which this Lease and/or the Prime Lease is subject or subordinate, and (z) Tenant shall comply with all of the terms and conditions of Prime Landlord’s Consent (as hereinafter defined) relating to such licenses (such license agreements herein collectively called “Special Licenses”).  If at anytime, Tenant delivers a copy of any Special License to the Prime Landlord, then Tenant shall simultaneously deliver a copy of such Special License to Landlord, and any such copy so delivered by Tenant to Landlord may be redacted as to financial terms to the same extent that the copy furnished by Tenant to the Prime Landlord is so redacted.

(b) Anything contained in this Lease to the contrary notwithstanding, providing no monetary or material non-monetary Event of Default shall be continuing under this Lease, Landlord’s consent shall not be required (but Prime Landlord’s consent shall be required, if and to the extent such consent is required under the Prime Lease and the need for such consent is not expressly waived by Prime Landlord under the terms of Prime Landlord’s Consent) for (i) an assignment of this Lease resulting from a change in the Control of Tenant, or (ii) an assignment of this Lease by Tenant to a Successor (as hereinafter defined) of Tenant, provided that, in either case, (A) Prime Landlord shall have given its written consent to such assignment, if such consent of Prime Landlord is required under the Prime Lease, (B) Tenant shall have given Landlord and Prime Landlord at least ten (10) Business Days notice of such assignment,  (C) Tenant, in the case of an assignment described in the preceding clause (i), or the Successor, in the case of an assignment described in the preceding clause (ii), shall continue to operate an office suites’ business in the Premises in a manner substantially similar to the office suites’ business conducted by Tenant in the Premises immediately prior to such assignment, and the principal purpose of such transaction shall be to transfer the business then being operated by Tenant in the Premises and not principally to assign or transfer (whether directly or indirectly) the subleasehold estate created by this Lease, and (D) in the case of an assignment to a Successor, the net worth and financial condition of the Successor, determined immediately after the transaction by which the Successor acquired or succeeded to the interest of tenant under this Lease, is not less than the net worth and financial condition of Tenant, determined immediately prior to such transaction, such net worth, in each case, to be reasonably demonstrated by Tenant to Landlord.  A “Successor” of Tenant shall mean (i) a corporation, partnership or limited liability company in which or with which Tenant is merged or consolidated, in accordance with applicable statutory provisions for merger or consolidation of corporations, partnerships or limited liability companies, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation, all or substantially all of the liabilities of the entities participated in such merger or consolidation are assumed by the entity surviving such merger or created by such consolidation, or (ii) a corporation or other entity acquiring the tenant’s interest in this Lease and all and substantially all of the other property and assets of Tenant.

(c) If Tenant is a corporation, then a transfer of stock (by a single transfer or by multiple transfers effected pursuant to a common plan) or any other transaction (such as, by way of example, the issuance of additional stock, the redemption of stock, a stock voting agreement, a change in classes of stock or a merger or consolidation involving Tenant) which results in a change of control of Tenant (or, in the event of a merger or consolidation involving Tenant, a change of control of the resulting corporation), shall be deemed, for all purposes of this Article 5, an assignment of this Lease, and, if Tenant is a partnership, limited liability company, limited liability partnership, joint venture or other entity, then a transfer of any interest(s) (including, without limitation, an interest in the distributions of profits and losses) in such partnership, limited liability partnership, limited liability company, joint venture or other entity (by a single transfer or by multiple transfers effected pursuant to a common plan) or other transaction (such as, by way of example, the creation of limited partnership interests or other equity interests) which results in a change of Control (as defined in the Prime Lease) of such partnership, limited liability partnership, limited liability company, joint venture or other entity, shall be deemed, for all purposes of this Article 5, an assignment of this Lease.

5.03. Notwithstanding any assignment or subletting, Tenant shall remain fully liable for the payment of all Rent and the performance of all other terms, covenants and conditions contained in this Lease on Tenant’s part to be observed and performed.  Such liability shall not be impaired by any modification of this Sublease.

5.04. Tenant shall, upon demand, pay to Landlord (i) all reasonable expenses (including reasonable attorneys’ fees and disbursements) incurred by Landlord in connection with its review of the proposed assignment or sublease, including any investigations as to the acceptability of the proposed assignee or subtenant, and (ii) any amounts which Landlord shall be obligated to pay to  Prime Landlord pursuant to the Prime Lease by reason of or in connection with Prime Landlord’s being requested to consent to such proposed assignment or sublease.

5.05. Anything in this Lease to the contrary notwithstanding, except as expressly provided in Section 5.02(a) or Section 5.02(b) hereof, Tenant expressly acknowledges and agrees that  Tenant may not assign this Lease or further sublease the Premises (in whole or in part) without first obtaining the written consent of Prime Landlord in accordance with the provisions of Article 5 of the Prime Lease, to the extent such consent of Prime Landlord is required under the Prime Lease.  Landlord shall have no liability to Tenant in the event that Prime Landlord exercises any applicable right of recapture or termination under the Prime Lease with respect to the proposed assignment or sublease, and Tenant agrees to comply with all obligations of the tenant under the Prime Lease as they relate to the Premises hereunder with respect to such recapture or termination under the Prime Lease, including, but not limited to, timely vacating the Premises in the condition required by the Prime Lease and this Lease.

5.06. (a)  If there is an assignment of this Lease, whether or not in violation of this Lease, Landlord may collect rent from the assignee.  If there is a sublease of the Premises or any part thereof, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or undertenant.  In either event, Landlord may apply the net amount collected against Rent, but no such assignment, sublease, or collection shall be deemed a waiver of any of the provisions of Section 5.01 or the acceptance of the assignee or sublessee as tenant, or a release of Tenant from any of Tenant’s obligations under this Lease.

(b) (i)  No assignee of Tenant shall take possession of the Premises or any part thereof until such assignee delivers to Landlord evidence that the assignee, as Tenant hereunder, has complied with the requirements of this Lease with respect to obtaining and maintaining required insurance coverages and delivered to Landlord evidence thereof as required by this Lease, and (ii) no assignment to which Landlord shall have consented shall be effective and no assignee shall take possession of the Premises or any part thereof until an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee unconditionally assumes Tenant’s obligations under this Lease accruing from and after the effective date of such assignment.

(c) Notwithstanding any assignment of this Lease, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease.  The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease.

(d) Each sublease made by Tenant to which Landlord shall have consented (and to which Prime Landlord shall have consented, if Prime Landlord’s consent thereto is required under the Prime Lease) shall be subject to the following:

(i) No sublease shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii) No sublessee under any sublease shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord, Prime Landlord, its managing agent, and each Superior Lessor and Superior Mortgagee are an additional insured under the insurance policies required to be maintained by Tenant hereunder, and (y) there is in full force and effect, the insurance otherwise required by this Lease.

(iii) Subject to the provisions of Section 5.07 below, each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, each sublessee by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such sublessee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a) below.  Each sublessee or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 5.  The provisions of this Article 5 shall be self-operative and no further instrument shall be required to give effect to this provision.

(e) Except in connection with Special Licenses, Tenant shall not publicly advertise the availability of the Premises or any portion thereof as sublet space or by way of an assignment of this Lease (except through licensed brokers), without first obtaining (i) Prime Landlord’s consent, if such consent is required under the Prime Lease, and (ii) Landlord’s consent, which consent of Landlord shall not be unreasonably withheld or delayed, provided that any required consent of the Prime Landlord shall have been obtained.  Tenant shall in no event advertise the rental or license rate for any space in the Premises.

(f) Each sublease shall contain the condition and restriction that the Sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord  and Prime Landlord in each instance, which consent of Landlord to any such further subletting shall not be unreasonably withheld, provided that Prime Landlord shall have given its written consent thereto.

5.07. Assignment and Sublease Profits.  (a)  If the aggregate of the amounts payable as fixed rent and as additional rent on account of Taxes, Operating Expenses and electricity by a sublessee under a sublease of all or any part of the Premises and the amount of any Other Sublease Consideration payable to Tenant by such sublessee, whether received in a lump-sum payment or otherwise shall be in excess of Tenant’s Basic Cost therefor at that time then, subject to the rights of Prime Landlord under the Prime Lease, promptly after the collection thereof, Tenant shall pay to Landlord in monthly installments as and when collected, as Additional Charges, fifty (50%) percent of such excess (“Landlord’s Share”); provided, that in connection with any such Sublease, Tenant may recover Tenant’s Basic Cost therefor prior to making any payment to Landlord of Landlord’s Share.  Tenant shall deliver to Landlord within seventy-five (75) days after the end of each calendar year (and within thirty (30) days after the expiration or earlier termination of this Lease) a statement specifying each Sublease in effect during such calendar year or partial calendar year, the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the Sublessee to Tenant, and by Tenant to Landlord, with respect to such Sublease for the period covered by such statement.  “Tenant’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Tax Payments and Operating Payments which is attributable to the space covered by such Sublease, plus (ii) the amount payable by Tenant on account of electricity in respect of such space, plus (iii) the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of such space for the Sublessee, and/or a work allowance payable by Tenant for such changes made by the Sublessee, plus (iv) the amount of any customary brokerage commissions, advertising and marketing expenses and reasonable legal fees paid by Tenant in connection with the Sublease and all costs incurred pursuant to Section 5.04 of this Lease.  “Other Sublease Consideration” means all sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns.

(b) Upon any assignment of this Lease, subject to the rights of Prime Landlord under the Prime Lease, Tenant shall pay to Landlord fifty (50%) percent of the Assignment Consideration received by Tenant for such Assignment, after deducting therefrom the amount of any costs reasonably incurred by Tenant in making changes in the layout and finish of such space for the Assignee, and/or a work allowance payable by Tenant for such changes made by the Assignee, customary brokerage commissions, advertising and marketing expenses and reasonable legal fees paid by Tenant in connection with such Assignment and all costs incurred pursuant to Section 5.04 of this Lease.  “Assignment Consideration” means an amount equal to all sums and other considerations paid to Tenant by the Assignee for or by reason of such Assignment (including, without limitation, sums paid for the furnishing of services by Tenant and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns).

(c)   The foregoing provisions of this Section 5.07 shall not apply to Special Licenses or to an assignment of this Lease that is permitted under Section 5.02(b).

ARTICLE 6.

SUBORDINATION; DEFAULT; INDEMNITY

6.01. Subordination.  This Lease is a sublease and is and shall remain subject and subordinate to the Prime Lease and all matters to which the Prime Lease is or shall be or become subordinate.  The foregoing provisions shall be self-operative and no further instrument of subordination shall be required.  Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Prime Landlord to evidence such subordination.  Tenant shall execute any amendment of this Lease requested by Prime Landlord and approved by Landlord, provided such amendment shall not result in any increase in Tenant’s monetary obligations under this Lease or a material increase in Tenant’s other obligations under this Lease or a material reduction in the benefits available to Tenant.  In the event of the enforcement by Prime Landlord of the remedies provided by law or by the Prime Lease, the termination or expiration of the Prime Lease, or any re-entry or dispossess by Prime Landlord, Tenant, upon request of Prime Landlord or any person  or party succeeding to the interest of Prime Landlord (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); provided, however, that if a contractual default of Landlord has occurred under this Lease which is continuing and not monetary or personal in nature, such as, but not necessarily limited to, a continuing failure to satisfy an obligation to repair a portion of the Premises, or to furnish building services, then this clause (i) shall not be construed to relieve Successor Landlord of its obligation in respect of such continuing default after such Successor Landlord becomes the landlord under this Lease, provided that such Successor Landlord shall be entitled to any notice and curative period prescribed in this Lease, which notice and curative period shall be deemed to commence upon written notice of the continuing default from the Tenant to such Successor Landlord given after such Successor Landlord has acquired such ownership and provided, in the case of a casualty or condemnation repair obligation, that such Successor Landlord has obtained the insurance or condemnation proceeds as a condition precedent to such Successor Landlord’s repair obligation under this Lease; (ii) liable for the return of any monies or security paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, deduction, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than the current month (other than the first installment of Fixed Rent paid to Landlord simultaneous with Tenant’s execution and delivery of this Lease and those sums paid pursuant to an estimate) to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any work or construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith after the Commencement Date of this Lease; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord.  Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.  Provided no Event of Default is continuing under this Lease, Landlord will enforce any subordination, non-disturbance and attornment agreements (“SNDA’s”) in its favor as described in paragraph 6.01 of the Prime Lease if necessary to preserve this Lease against the enforcement of the remedies of the holder of any Superior Mortgage or Superior Lease which is a party to any such SNDA, provided that Landlord makes no representation and gives no assurance to Tenant that any such SNDA is  legally sufficient to provide such protection.

6.02. Estoppel Certificate.  Each party shall, at any time and from time to time, within twenty (20) days after request by the other party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying whether or not this Lease is unmodified and in full force and effect (or if there have been modifications, stating the modifications), certifying the Commencement Date, the Expiration Date and the dates to which the Fixed Rent, Additional Charges and the Electric Charge have been paid, the amount of Fixed Rent, the Tax Payment, Operating Payment and the Electric Charge then payable under this Lease and whether or not any amount of Rent has been paid more than one (1) month in advance, whether or not Tenant is in possession of the Premises, whether or not all improvements required to be constructed or Work required to be performed by Landlord have been completed in accordance with the terms of this Lease, and whether or not, to the best knowledge of such party, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement may be relied upon by the party to which such statement is addressed.

6.03. Default.  This Lease and the term and estate hereby granted are subject to the limitation that:

(a) (i)           if Tenant defaults in the payment of any Rent, and such default continues for five (5) Business Days in the case of Fixed Rent (or ten (10) Business Days in the case of Additional Charges) after Landlord gives to Tenant a written notice specifying such default; or

(ii) If Tenant defaults in the payment of any amount that is required to be paid by Tenant to any party pursuant to the Prime Landlord’s Consent (as hereinafter defined), and such default continues for five (5) Business Days after Tenant shall have been given notice of the default by Landlord or Prime Landlord; or

(b) if Tenant defaults in the keeping, observance or performance of any covenant or agreement of Tenant under this Lease or the Prime Landlord’s Consent(other than a default of the character referred to in Section 6.03(a), (c), (d), (e), (f) or (g) hereof) and if such default continues and is not cured within twenty (20) days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of twenty (20) days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently and continuously prosecute to completion all steps necessary to cure the same;

(c) if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5; or

(d) if Tenant shall abandon the Premises (meaning the vacating of the Premises without provision being made for the prevention of waste and for the presence of security personnel and periodic inspection, it being understood that vacating the Premises shall not, in and of itself, constitute abandonment nor be prohibited); or

(e) if a default of the kind set forth in Section 6.03(a) (or Section 6.03(b)) shall occur and have been cured, and if a similar default shall occur more than two (2) times (or three (3) times in the case of a default under Section 6.03(b)) within the next three hundred sixty-five (365) days, whether or not such similar defaults are cured within the applicable notice and cure period; or

(f) if (i) Tenant or Guarantor (as hereinafter defined) shall commence a case in bankruptcy, or under any insolvency laws, naming Tenant or Guarantor as a debtor, or (ii) any other person shall commence a case in bankruptcy, or under any insolvency laws, naming Tenant or Guarantor as a debtor, and such case shall not have been discharged within ninety (90) days of the commencement thereof, or (iii) Tenant or Guarantor shall make an assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute, or (iv) a receiver or trustee shall be appointed for Tenant or Guarantor or for all or any portion of the property of Tenant or Guarantor in any proceeding, which receivership shall not have been set aside within ninety (90) days of such appointment; or

(g) if Tenant fails to maintain any of the insurance required to be maintained by Tenant hereunder or to deliver certificates or copies thereof when required hereunder and Tenant fails to remedy such default within three (3) Business Days after notice by Landlord to Tenant specifying such default, provided that the foregoing shall be subject to the provisions of Section 7.02;

then, in any of such cases (herein collectively called “Events of Default”, and individually, an “Event of Default”), in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such five (5) days with the same effect as if the last of such five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04. Re-entry by Landlord.  If Tenant defaults in the payment of any Rent and such default continues for five (5) Business Days in the case of Fixed Rent (or ten (10) Business Days in the case of Additional Charges) after Landlord gives to Tenant a written notice specifying such default, or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises.  The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.  Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05. Damages.  If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which, at the time of such termination, represents the then present value (discounted at six (6%) percent) of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Additional Charges which would have been payable by Tenant under Section 2.03 and Section 2.04 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(b) sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

6.06. Other Remedies.  Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant; provided, that, except for a holdover by Tenant, Landlord shall not be entitled to recover consequential damages from Tenant for the default of Tenant under this Lease, it being agreed that the damages provided for in this Article 6 are not consequential damages and Landlord shall be entitled to recover damages as provided in this Article 6; provided, however, that Tenant shall be obligated to indemnify and hold harmless Landlord and any Indemnified Party (as hereinafter defined) against and from any consequential damages which any third-party seeks to recover against Landlord or any Indemnified Party in connection with any claim against which Tenant is required to indemnify Landlord or any Indemnified Party pursuant to Section 6.12(b) of this Lease.  Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant beyond any applicable notice and cure period, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

6.07. Right to Injunction.  In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction.  The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08. Certain Waivers.  Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease.  Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import.  Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09. No Waiver.  Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter.  Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease.  Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment.  No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

6.10. Holding Over.  (a)  Landlord and Tenant recognize that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent theretofore payable hereunder, and will be impossible to accurately measure.  Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law or at equity, for each month or any part of a month that such possession is not surrendered to Landlord, Tenant shall (i) pay as holdover rental an amount equal to the Holdover Percentage (as hereinafter defined) multiplied by the greatest of (x) one-twelfth (1/12) of the fair market annual rental value of the Premises, (y) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term or (z) if the term of the Prime Lease shall have expired or sooner terminated, the holdover rental and other sums that Landlord is required to pay to Prime Landlord pursuant to Section 5.10 of the Prime Lease; (ii) if such holdover shall continue beyond the date which is thirty (30) days after the date of expiration or sooner termination of this Lease, be liable to Landlord for and indemnify Landlord against any direct damages (including, without limitation, payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”)) (collectively, “Direct Damages”)) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant; and (iii) if such holdover shall continue beyond the date which is thirty (30) days after the date of expiration or sooner termination of this Lease, be liable to Landlord for and indemnify Landlord against (x) any Direct Damages (without duplication of Tenant’s obligation to pay Landlord Direct Damages under Section 6.10(a)(ii)), (y) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (z) any claim for damages by any New Tenant.  Tenant agrees to cooperate with Landlord and such New Tenant and allow Landlord and/or such New Tenant reasonable access to any portion of the Premises as shall be necessary in order to take measurements thereof or in connection with any preparatory work.  The term “Holdover Percentage”, as used herein, means (i) 150% during the first thirty (30) days of any such holdover and (ii) 200% at all times thereafter.

(b) No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section 6.10.

(c) The acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the provisions of this Section 6.10 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.  Tenant expressly waives, for itself and for any person or entity claiming through or under Tenant, any rights which Tenant or any such person or entity may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Lease.

6.11. Attorneys’ Fees.  If either party brings suit upon the other party in connection with this Lease, the non-prevailing party shall reimburse the prevailing party within thirty (30) days after demand therefor for the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in connection therewith.  In the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, within thirty (30) days after demand reimburse Landlord for any reasonable attorneys’ fees and disbursements and court costs incurred by Landlord in connection therewith.

6.12. Nonliability and Indemnification.  (a) Neither Landlord nor any partner, member, director, officer, shareholder, principal, agent, servant or employee of Landlord, shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence or willful misconduct of Landlord or any person (other than Prime Landlord) claiming through or under Landlord or any of their respective partners, members, directors, officers, shareholders, principals, agents, employees or contractors,

(ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work, or caused by Prime Landlord or any person or party claiming through or under Prime Landlord, or caused by any of the respective partners, members, directors, officers, shareholders, principals, agents, employees or contractors of any of the persons or parties set forth in the foregoing provisions of this clause (ii), or (iii) even if negligent or constituting willful misconduct, any consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein or any default by Landlord under this Lease.  Furtherance, the cessation or interruption of any Landlord Services, or the failure of Prime Landlord to provide any services or repairs or to otherwise perform any of its obligations under the Prime Lease shall not give rise to any (i) abatement, diminution or reduction of any of the Rents payable under this Lease or any of the obligations of Tenant under this Lease, (ii) constructive eviction of Tenant, whether in whole or in part, or (iii) liability on the part of Landlord, provided that the foregoing shall not be construed to relieve Landlord of any of Landlord’s obligations under Section 3.01 hereof to enforce the obligations of Prime Landlord under the Prime Lease in accordance with the terms of said Section.

(b) Tenant shall indemnify and hold harmless Landlord its respective partners, members, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) from and after the Commencement Date, the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective partners, members, directors, officers, shareholders, principals, agents, employees or contractors, (iii) from and after the Commencement Date, any accident, injury or damage occurring in, at or upon the Premises, (iv) any default by Tenant in the due performance or due observance of any of the terms, covenants, conditions and provisions of this Lease to be observed or performed by Tenant, (v) any entry upon or work done at the Premises prior the Commencement Date by Tenant, any of Tenant’s employees, agents, consultants, representatives  or contractors or anyone claiming under or through any of the foregoing parties (provided that Tenant shall not be permitted access to the Premises prior to the Commencement Date unless and only to the extent that such access is permitted under Section 1.06 hereof or by a separate written agreement (excluding this Lease) executed and delivered by Landlord and Tenant), and (vi) any brokerage commission or similar compensation claimed to be due by reason of any proposed underletting or assignment by Tenant together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 below applies) or willful misconduct of the Indemnified Party.  If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party, it being agreed that counsel selected by Tenant’s insurance carrier shall be deemed satisfactory to such Indemnified Party).

ARTICLE 7.

INSURANCE; CASUALTY; CONDEMNATION

7.01. Compliance with Insurance Standards.  (a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, Prime Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure (i) the Project in amounts reasonably satisfactory to Prime Landlord or (ii) the Prime Lease Premises (as hereinafter defined) in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project or the Premises.

(b) If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Premises shall be higher than they otherwise would be, Tenant shall reimburse Landlord, within twenty (20) days after demand, for that part of such premiums attributable to such failure on the part of Tenant.  Tenant shall also pay to Landlord, within twenty (20) days after demand, all sums and amounts that Landlord becomes liable to pay to Prime Landlord pursuant to Section 7.01(b) of the Prime Lease by reason of the failure of Tenant to comply with any of the provisions of this Lease.  A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization (any successor organization thereto) or other similar body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02. Tenant’s Insurance.  Tenant shall maintain at all times commencing on the Commencement Date and continuing through the Expiration Date (i) “all risk” property insurance covering all Alterations, improvements and installations made in the Premises by Tenant or any Tenant Party (herein collectively called the “Tenant Leasehold Improvements”), and Tenant’s Property (but not the FF&E or any Alteration made by Landlord, which shall remain the obligation of Landlord to insure at its sole expense, except that Tenant, and not Landlord, shall be obligated to insure at Tenant’s expense any Alterations made by Landlord in connection with exercising any of Landlord’s rights under this Lease to cure or attempt to cure a default by Tenant under this Lease), to a limit of not less than the full replacement cost (subject to commercially reasonable deductibles normally carried by prudent tenants) thereof, (ii) commercial general liability insurance including, but not limited to, premises/operations, broad form contractual, products/completed operations, and full personal injury and coverage for the acts of independent contractors for any occurrence in or about the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and all other designees of Landlord whose names and addresses shall have been furnished to Tenant by Landlord, as additional insureds, with limits of not less than One Million Dollars ($1,000,000) for bodily injury and property damage liability on a per occurrence and per location basis, (iii) when Alterations are in process, the insurance required to be maintained by Tenant pursuant to Section 4.01 hereof, (iv) umbrella liability insurance providing excess coverage over all coverages included in the commercial general liability policy noted in clause (ii) above, with Landlord, Prime Landlord and its managing agent, if any, and all other designees of Landlord whose names and addresses shall have been furnished to Tenant, as additional insureds, with limits of not less than Five Million Dollars ($5,000,000) for bodily injury and property damage liability in any one occurrence, and (v) worker’s compensation insurance, as required by Law, with employers’ liability limits of not less than the statutory limit.  The limits of such insurance shall not limit the liability of Tenant.  Upon the execution of this Lease, Tenant shall deliver to Landlord such certificates of insurance, in form reasonably satisfactory to Landlord  and Prime Landlord, issued by the insurance company or its authorized agent.  Landlord agrees that the insurance coverages set forth on the certificate of insurance attached hereto as Exhibit F and made a part hereof set forth all of the insurance coverages presently required to be maintained by Tenant pursuant to this Section 7.02.  Tenant shall procure for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord such renewal certificate thereof at least ten (10) days before the expiration of any existing policy.  All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A-/IX or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and all additional insureds are given at least thirty (30) days’ prior written notice of such cancellation, lapse or modification.  Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 or Section 4.01 hereof be increased (or other types of coverage carried hereunder be supplemented) to such amounts (or such other coverages) as are then being customarily required by prudent landlords of First Class Office Buildings (as defined in the Prime Lease).

7.03. Subrogation Waiver.  Landlord and Tenant shall each include in each of its insurance policies (insuring the Landlord’s property in the Prime Lease Premises, in case of Landlord, and insuring Tenant’s Property and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party.  Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability.  Tenant shall also include in its insurance policies a waiver of subrogation in favor of Prime Landlord to the extent that such waiver is required to be obtained by the tenant under the Prime Lease, and Tenant hereby releases Prime Landlord and anyone claiming through or under Prime Landlord by way of subrogation or otherwise, to the extent that the tenant under the Prime Lease released the Prime Landlord and/or the Prime  Landlord was released of liability pursuant to the provisions of the Prime Lease.  Tenant shall cause its insurance carriers to include any clauses or endorsements in favor of Prime Landlord as the tenant under the Prime Lease is required to provide in favor of Prime Landlord pursuant to the terms of the Prime Lease.  Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04. Casualty.  (a) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”) and if the Prime Lease shall not have expired and is not terminated pursuant to any of the terms of the Prime Lease, then (i) as provided in the Prime Lease, Prime Landlord is required to repair and restore the Building and the Premises (excluding Tenant’s Property, the FF&E and the General Leasehold Improvements (as hereinafter defined)), (ii) Landlord shall repair and restore (to substantially the condition existing immediately prior to the Casualty), the Landlord Leasehold Improvements (as hereinafter defined) and repair and restore, or at Landlord’s option, replace the FF&E, with reasonable dispatch after the Casualty and (iii) Tenant shall repair and restore (to substantially the condition existing immediately prior to the Casualty), in accordance with Article 4 hereof, all of the Tenant Leasehold Improvements and repair and restore, or at Tenant’s option, replace Tenant’s Property, with reasonable dispatch after the Casualty. The term “General Leasehold Improvements”, as used in this Lease, means Tenant Leasehold Improvements and Landlord Leasehold Improvements (as hereinafter defined), collectively.  The term “Landlord Leasehold Improvements”, as used in this Lease, means all improvements and installations existing in the Premises as of the Commencement Date, excluding, however, all Tenant Leasehold Improvements, if any, performed by Tenant or any Tenant Party prior to the Commencement Date.  Landlord or Tenant, as applicable, in performing its repair, restoration or replacement obligations under this Section 7.04(a), may in performing such repairs, restorations or replacements, substitute materials (including, without limitation, FF&E) of substantially equal or better quality for any materials existing in the Premises immediately prior to the Casualty.

(b) If all or part of the Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Charges under Section 2.03 and Section 2.04 shall be abated in the proportion to the abatement of Rent that Landlord receives under the Prime Lease with respect to the Rent payable solely in respect of the Premises demised hereunder, and such abatement in favor of Tenant shall continue only for as long as such abatement is given to Landlord as tenant under the Prime Lease solely with respect to the Premises demised hereunder.

(c) Landlord shall not be required to carry any insurance on any of the Tenant Leasehold Improvements or Tenant’s Property and shall not be obligated to repair or replace any of the Tenant Leasehold Improvements or Tenant’s Property.  Tenant shall look solely to its insurance for recovery of any damage to or loss of any of the Tenant Leasehold Improvements or Tenant’s Property.  Tenant shall notify Landlord promptly of any Casualty in the Premises.  Landlord, at its expense, will carry insurance on the FF&E and the Landlord Leasehold Improvements upon the terms set forth in Exhibit H attached hereto and made a part hereof.

(d) Tenant hereby assigns to Landlord all rights to receive the proceeds of all insurance policies covering all Tenant Leasehold Improvements, and agrees that all proceeds from such insurance policies shall be paid by Tenant’s insurer directly to Landlord, and Tenant shall cause the applicable policies to be so endorsed to provide such direct payment to Landlord.  If and to the extent that Landlord receives any such proceeds from such policies maintained by Tenant and/or Landlord covering any of the Tenant Leasehold Improvements, and provided that no Event of Default hereunder is continuing, Landlord will disburse such proceeds to Tenant to pay the reasonable costs incurred by Tenant (and reasonably documented by Tenant to Landlord) to repair or replace the damaged or destroyed Tenant Leasehold Improvements, provided that the disbursement of such proceeds by Landlord shall be subject to such terms and conditions as Landlord may impose consistent with those customarily imposed by prudent landlords of first-class office buildings located in midtown Manhattan, New York City (or by mortgage lenders to such buildings), upon the disbursement by them of casualty insurance proceeds to their tenants or borrowers (having creditworthiness similar to Tenant) for similar purposes, and provided, further, that if this Lease shall terminate or expire, any such proceeds that shall not have theretofore been disbursed by Landlord to Tenant shall be and become the property of Landlord, free and clear of any claim thereto by Tenant.  If Tenant at anytime receives any proceeds from insurance covering any of the General Leasehold Improvements or the FF&E, Tenant shall hold the same in trust for Landlord and promptly pay such proceeds over to Landlord.  Tenant shall have no right to and shall not pledge, encumber, assign or hypothecate any of such proceeds, except in favor of Landlord.  All adjustments of insurance claims relating to damage to (i) any of Landlord Leasehold Improvements or the FF&E shall be made by Landlord, and (ii) any of Tenant Leasehold Improvements or Tenant’s Property shall be made by Tenant, subject to the prior written consent of Landlord, not to be unreasonably withheld or delayed.

(e) Notwithstanding anything herein contained to the contrary, provided that Landlord maintains in force and effect the insurance it is required hereunder to maintain on the Landlord Leasehold Improvements and FF&E, Landlord shall have no liability to Tenant if the casualty insurance proceeds received  by Landlord with respect to such insurance is insufficient to pay for the cost of repairing or restoring the damaged Landlord Leasehold Improvements or FF&E, and Landlord shall not be obligated to repair, restore or replace any such improvements or the FF&E unless Tenant pays to Landlord the amount of such insufficiency, and Tenant hereby agrees to pay the same to Landlord within thirty (30) days after notice and demand given by Landlord.  Furthermore, Landlord shall have no liability to Tenant if the proceeds of insurance received by Landlord from Tenant’s policy of insurance covering the Tenant Leasehold Improvements is insufficient to pay the cost of repairing or restoring such improvements, and Landlord shall not be obligated to pay over to Tenant any of the proceeds of such insurance for reimbursing Tenant for the cost of repairing or restoring any damaged Tenant Leasehold Improvements unless Tenant deposits with Landlord the amount of such insufficiency or Tenant performs, at its own cost and expense, sufficient repairs and restoration to the Tenant Leasehold Improvements (in compliance with the terms of this Lease) so that the cost to complete all such repairs and restorations thereof, as reasonably estimated by Landlord, shall not exceed the insurance proceeds received by Landlord with respect to the damaged Tenant Leasehold Improvements.

7.05.  This Section 7.06 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

ARTICLE 8.

LANDLORD’S WORK

8.01. Landlord’s Work.  Landlord, or its designated contractor(s), at Landlord’s expense, shall perform or cause to be performed the work described on Exhibit A annexed hereto (“Landlord’s Work”) in accordance with the provisions thereof.  Landlord’s Work shall be deemed to have been substantially completed on the date on which Landlord’s Work has been completed, other than (a) minor details or adjustments, (b) items which, in accordance with good construction practice, should be performed after completion of Alterations to be performed by Tenant (such items in clauses (a) and (b) hereinafter collectively, the “Punch-List Items”) and (c) any part of Landlord’s Work that is not completed due solely to Tenant Delay; provided that Landlord shall complete the Punch-List Items within forty-five (45) days of substantial completion of Landlord’s Work, subject to extension due to delays caused by Force Majeure or Tenant Delay.  Any dispute between Landlord and Tenant under this Section 8.01 in determining whether Landlord’s Work is substantially completed shall be submitted to expedited arbitration in accordance with the provisions of Section 9.08(b).

8.02. Tenant Delay.  The term “Tenant Delay” shall mean any delay (other than a delay solely attributable to Force Majeure or to Landlord, its employees or agents) that Landlord may encounter in commencing or performing any of Landlord’s obligations under this Lease, including, without limitation, Landlord’s Work (or any portion thereof) or Landlord’s other obligations pursuant to this Article 8 by reason of any act, neglect, failure or omission by Tenant, its agents, servants, employees, contractors or subcontractors, including, without limitation, delays due to changes in or additions to Landlord’s Work requested by Tenant and accepted by Landlord, delays in the submission of information or plans by Tenant to Landlord, delays in the giving of any authorizations or approvals by Tenant to Landlord and/or delays due to corrections made, or required to be made, by Landlord due to any information or plans submitted to Landlord.  Any dispute between Landlord and Tenant under this Section 8.02 in determining whether a Tenant Delay has occurred shall be submitted to expedited arbitration in accordance with the provisions of Section 9.08(b).

8.03. If any Supplemental HVAC unit in the Premises is not in working order as of the Commencement Date, and provided that Tenant gives Landlord written notice of such fact within ten (10) days after the Commencement Date, Landlord shall make or cause to make the necessary repairs to put such unit in working order, but thereafter, Landlord shall not be responsible for any repairs to any of such units, and Tenant, at Tenant’s expense, shall make all repairs needed to keep such units in working order.  Notwithstanding the foregoing, in no event shall Landlord be required to make or cause to be made any repairs to such unit if the need for such repairs was caused by the acts or negligence of Tenant, its agents, employees, invitees, licenses, subtenants, contractors or any person or entity claiming under or through Tenant, other than Landlord (collectively, “Tenant Parties” and individually, a “Tenant Party”).  Landlord’s Work shall be warranted for a period of six (6) months after the Commencement Date, but Landlord’s liability under such warranty shall be limited to repairing or remedying any defects in Landlord’s Work of which shall have given Landlord written notice within the aforesaid six (6) month period, and in no event shall such warranty of Landlord cover any damage or defects in or to Landlord’s Work caused by the acts or negligence of Tenant or any Tenant Party.  Landlord also agrees to repair any material damage to the Premises caused by Landlord’s moving out of the Premises prior to the Commencement Date, provided that Tenant gives Landlord notice describing such damage in reasonable detail, not later than five (5) Business Days after the Commencement Date.   Tenant shall not make any Alterations to any of the Supplemental HVAC units at the Premises without Landlord’s prior written consent, which consent, notwithstanding anything contained in this Lease to the contrary, Landlord may withhold in its sole and absolute discretion and shall not be subject to a reasonable standing with respect to such consent.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.01. Notice.  (a)  All notices, demands, consents, approvals, advices, requests, waivers or other communications which may or are required to be given by either party to the other under this Lease shall be in writing and shall be given or rendered by (i) hand delivery, (ii) certified or registered United States mail, postage prepaid, return receipt requested, or (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery required, and addressed to the party to be notified at the address for such party specified in the first paragraph of this Lease (and (A) in the case of each notice to Landlord, to Landlord’s address specified in the first paragraph of this Lease, Attention: General Counsel, with a copy to Herrick, Feinstein LLP, 2 Park Avenue, New York, New York 10016, Attention:  Benjamin F. Kursman, Esq., and (B) in the case of each notice to Tenant, a copy of such notice shall be sent to Joel B. Singer, Esq., Attorney At Law, 100 West 57th Street, New York, New York 10019).  Notices from either party may be given by its respective attorney.

(b) Such address may be changed by any party in a written notice to the other parties hereto in the manner provided for in Section 9.01(a).  A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery or refusal to accept delivery; in the case of registered or certified mail or expedited prepaid delivery, upon delivery or refusal to accept delivery; or in the event of failure to deliver by reason of changed address of which no notice was given or refusal to accept delivery, as of the date of such failure or refusal.

9.02. Severability.  If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

9.03. Certain Definitions.  (a) “Landlord” means only the owner, at the time in question, of the tenant’s entire interest under the Prime Lease, so that in the event of any transfer or transfers of title to such interest to a transferee that is not Controlled by, Controlling or under common Control with the transferor and provided that such transfer is not in violation of the Prime Lease, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of the tenant’s interest under the Prime Lease; provided, however, that no such transfer shall release National Financial Partners Corp. from its obligations under Section 9.24(b) of this Lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

9.04. Quiet Enjoyment.  Provided this Lease is in full force and effect, Tenant (and any person or entity claiming by, through or under Tenant who is expressly permitted to enjoy the Premises pursuant to the terms of this Lease) may peaceably and quietly have, hold and enjoy the Premises without hindrance by Landlord or any Person lawfully claiming through or under Landlord, subject to the terms and conditions of this Lease, the Prime Lease and all Superior Leases and Superior Mortgages.

9.05. Limitation of Landlord’s Personal Liability.  Tenant shall look solely to Landlord for the recovery of any judgment against Landlord, and none of Landlord’s partners, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease or shall otherwise have any liability under or in connection with this Lease.

9.06. Counterclaims.  If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

9.07. Survival.  All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease.  Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments, Operating Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease, subject to any limitation on survival expressly contained in this Lease.

9.08. Certain Remedies.  (a)  If Tenant requests Landlord’s consent and Landlord fails or refuses or delays to give such consent, Tenant shall not be entitled to any damages for any withholding or delaying by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold or delay its consent.

(b) No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.  Any disputes which this Lease expressly  provides may be determined by arbitration shall be rendered by an expedited arbitration proceeding in accordance with the provisions of this Section 9.08(b).  Any dispute submitted to arbitration pursuant to the provisions of this Section 9.08(b) shall be held in the City of New York before a single arbitrator under the Expedited Procedures provisions of the Commercial Arbitration Rules of the AAA (as defined in Article 10 hereof), presently Rules E-1 through E-10.  The arbitrator conducting any such arbitration shall be bound by the provisions of this Lease (including, without limitation, this Section 9.08(b)) and shall not have the power to add to, subtract from or otherwise modify such provisions, and the arbitrator shall consider only the specific issues submitted to it for resolution.  The arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years experience in matters relating to the leasing of buildings in New York similar to the Building.  Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances.  The decision of the arbitrator shall be conclusively binding on the parties, and judgment upon the decision may be entered in any court having jurisdiction.

(c) Any dispute as to whether Landlord is unreasonably withholding or delaying its consent to a non-Material Alteration requested to be made by Tenant shall be resolved by arbitration in accordance with Section 9.08(b) above.

9.09. No Offer.  The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution.  Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

9.10. Captions; Construction.  The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation or other provision of this Lease on Landlord’s or Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Landlord or Tenant, as applicable, not dependent on any other provision of this Lease.

9.11. Amendments.  This Lease can not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

9.12. Broker.  Each of Landlord and Tenant represents to the other that it has dealt with no broker other than Cushman & Wakefield, Inc. (“C&W”) and Newmark & Company Real Estate, Inc., d/b/a Newmark Knight Frank (“Newmark”) in connection with this Lease or the Building.  Pursuant to a separate agreement between Tenant and Newmark, Tenant has agreed to pay Newmark a commission with respect to this Lease in the amount of $608,844.11 (the “Newmark Commission”).  Tenant shall pay the Newmark Commission to Newmark and shall indemnify and hold Landlord harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claims for commissions or other compensation in connection with this Lease made by Newmark or any other broker claiming to have dealt with Tenant (other than C&W).  Landlord shall indemnify and hold Tenant harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claims made by C&W or any other broker claiming to have dealt with Landlord (other than Newmark) for commissions with respect to this Lease.  Landlord has agreed to pay commissions to C&W with respect to this Lease in accordance with the terms and conditions of a separate agreement entered into between Landlord and C&W.

9.13. Merger.  Tenant acknowledges that neither Landlord nor any Broker, has made or is making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.  This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

9.14. Successors.  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment of this Lease by Tenant is permitted hereunder, Tenant’s assigns.

9.15. Applicable Law.  This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

9.16. No Development Rights.  Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Prime Landlord.  Tenant shall promptly execute and deliver any instruments which may be requested by Prime Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.  The provisions of this Section 9.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

9.17. Signage.  Subject to Landlord’s reasonable consent, and subject to obtaining the prior written consent of  Prime Landlord, Tenant shall have the right to install and maintain, at its sole cost and expense, a sign or signs identifying the name and/or corporate logo of Tenant, on the separate entrance doors to the Premises, each in accordance with all of the applicable provisions of this Lease (including, without limitation, Article 4 hereof and the Prime Lease).  Tenant covenants and agrees that on the expiration or sooner termination of the Term, Tenant, at its sole cost and expense, shall promptly remove the sign or signs installed or displayed by or on behalf of Tenant, repair in good and workmanlike manner all damage caused by such removal and restore the affected portion of the Building to the condition in which it existed prior to the installation of such sign or signs.

9.18. Guaranty.  Simultaneously with the execution of this Lease, Tenant shall cause David Nadler (the “Guarantor”) to execute and deliver to Landlord a certain Agreement and Guaranty of even date herewith, made by Guarantor in favor of Landlord (the “Guaranty”).

9.19. FF&E.  (a)  Reference is made to certain items of furniture, fixtures and equipment presently existing at the Premises and more particularly described in Exhibit B attached hereto and made a part hereof (the “FF&E”).  Upon the Commencement Date, Landlord shall deliver the FF&E, to Tenant and Tenant shall accept the same “as-is”, in their then existing condition.  Landlord makes no representations, warranties or assurances relating to the FF&E (other than Landlord warrants it has title thereto) and shall have no liability to Tenant for any damage to or defects (latent or otherwise) in or to any of the FF&E, except that if any of the FF&E shall be damaged during the period between the date hereof and the Commencement Date (other than by the acts or negligence of Tenant or any Tenant Party), and provided that Tenant gives Landlord notice of any such damage not later than five (5) Business Days after the Commencement Date, Landlord will repair such damage or, at Landlord’s option, replace the damaged FF&E.  During the Term, Tenant shall have the right to use the FF&E and shall take good care of the FF&E and, at Tenant’s expense, make all repairs thereto as shall be necessary to maintain the FF&E substantially in the condition existing on the Commencement Date, subject to reasonable wear and natural deterioration occurring after the Commencement Date.  Landlord shall have no obligation to maintain, repair or replace any of the FF&E.  During the Term, Tenant shall not remove any of the FF&E from the Premises, except that upon the expiration or sooner termination of this Lease, all of the FF&E shall automatically be and become Tenant’s Property, and Tenant shall remove the FF&E and all of the other Tenant’s Property from the Premises as required by the terms of this Lease; provided, however, that (i) the FF&E that constitutes under the Prime Lease Tenant’s Supplemental HVAC Equipment (as described in Section 9.19(b) below) shall not become Tenant’s Property hereunder and shall not be required to be so removed by Tenant unless Tenant or any Tenant Party shall have made any Alterations that shall have resulted in making such equipment constitute “Specialty Installations”, as defined in the Prime Lease, in which event, Tenant shall be required to so remove such equipment; and (ii) if the Term of this Lease shall be terminated prior to the Expiration Date, then Landlord may, by notice given to Tenant at anytime before the thirtieth (30th) day after the termination of this Lease, specify all or certain items of FF&E which Tenant shall not remove from the Premises (the “Retained FF&E”).  The Retained FF&E shall not become Tenant’s Property, and upon the termination of this Lease, Tenant shall surrender and deliver the Retained FF&E to Landlord at the Premises in substantially the same condition that such FF&E was delivered to Tenant upon the Commencement Date, reasonable wear and natural deterioration excepted.  In the event any FF&E shall be damaged or destroyed by fire or other casualty, Landlord, subject to Section 7.04(e) hereof, shall repair the damaged FF&E or, at Landlord’s option, replace the same with FF&E having equivalent value and utility.

(b)           Certain of the FF&E consist of equipment referred to in the Prime Lease as “Tenant’s Supplemental HVAC Equipment”.  Tenant agrees to maintain, operate and repair Tenant’s Supplemental HVAC Equipment located in or serving the Premises in accordance with the applicable terms of the Prime Lease.  Pursuant to the Prime Lease, Landlord charges Tenant for Supplemental Condenser Water (as defined in the Prime Lease) that Landlord makes available to Tenant’s Supplemental HVAC Equipment located in or serving the Prime Lease Premises.  Tenant shall pay to Landlord as Additional Charges, within twenty (20) days after Landlord’s demand, 100% of the charges that Landlord becomes liable to pay to Prime Landlord for Supplemental Condenser Water made available to the Prime Lease Premises (whether or not such condenser water is used).  If any of such charges for Supplemental Condenser Water billed by Prime Landlord to Landlord cover any period occurring prior to the Commencement Date or after the Expiration Date, such charges shall be prorated based on the number of days of such period that occur within the Term.  Tenant’s obligation to pay such Additional Charges to Landlord pursuant to this Section 9.19(b) shall survive the expiration or sooner termination of the Term.

9.20. Provisions Regarding The Prime Lease.  (a)  No rights granted to Landlord as tenant under the Prime Lease shall be granted to or be for the benefit of Tenant unless expressly granted to Tenant in this Lease, and Tenant shall not in any event have any rights with respect to the Premises greater than Landlord’s rights with respect thereto under the Prime Lease.  Tenant shall not do anything or permit anything to occur in the Premises that will cause a violation of or default under any of the provisions of the Prime Lease, and shall observe and perform all of the obligations of the tenant under the Prime lease relating to the Premises (other than the obligations of the tenant under the Prime Lease to pay any rent or additional rent thereunder, except only if and to the extent that any of the provisions of this Lease expressly require such rents or additional rents to be paid, in whole or in part, by Tenant).  Tenant shall be liable to pay to Landlord (or, at the option of Landlord, directly to Prime Landlord) (i) all charges for any work, services or materials provided by or on behalf of the Prime Landlord at the request of Tenant, and (ii) all charges and other sums which Landlord is or becomes required to pay pursuant to the Prime Lease by reason of any default by Tenant under this Lease which causes or constitutes a default by the tenant under the Prime Lease.  Notwithstanding clause (i) of the immediately preceding sentence, Tenant will not request any work, services or materials from Prime Landlord, but will request such work, services or materials only by notice to Landlord that Landlord request the same from Prime Landlord (unless and to the extent that Landlord hereafter agrees in writing that Tenant may make such request directly to the Prime Landlord).  In no event shall Landlord be required to request any such work, labor or materials from Prime Landlord while any default by Tenant is continuing under this Lease, and during the continuance of any Event of Default under this Lease, Landlord shall have the right to request Prime Landlord to cease furnishing any such work, services or materials that had been previously requested from Prime Landlord directly by Tenant or by Landlord at the request of Tenant.

(b) If for any reason whatsoever, the term of the Prime Lease shall terminate prior to the Expiration Date, this Lease shall thereupon terminate, and Landlord shall not be liable to Tenant by reason thereof unless such termination is caused by the default of Landlord as the tenant under the Prime Lease or Landlord’s breach of its covenants and agreements set forth in the last sentence of this Section 9.20(b).  Notwithstanding the foregoing, upon such termination of the Prime Lease, or any re-entry or dispossess by Prime Landlord, at the request of Prime Landlord or any Successor Landlord, Tenant shall become the tenant of such Prime Landlord or such Successor Landlord, as the case may be, upon the terms and conditions set forth in Section 6.01 of this Lease.  Landlord covenants and agrees that it shall not enter into an agreement to terminate or cancel the Prime Lease during the Term of this Lease without Tenant’s consent, if such termination or cancellation of the Prime Lease will terminate this Lease, and Landlord will be liable for the breach of such covenant and agreement of Landlord if it does so; provided, however, that Landlord shall have the right, without the consent of Tenant, and without incurring any liability to Tenant, (i) to exercise any rights that Landlord may have under Section 7.04 or Section 7.05 of the Prime Lease to terminate or cancel the Prime Lease, even if such termination or cancellation results in the termination of this Lease, and (ii) to enter into an agreement with the Prime Landlord, terminating the Prime Lease, if upon such termination, Tenant shall become the tenant of the Prime Landlord or any Successor Landlord upon the terms and conditions set forth in Section 6.01 of this Lease.

(c) Landlord represents to Tenant that as of the date hereof:

(i) the copy of the Prime Lease heretofore furnished to Tenant and initialed by Landlord and Tenant or their respective representatives for identification (the “Prime Lease Copy”) is a true and complete copy of the Prime Lease, except for certain provisions of the Prime Lease that were blacked-out in the Prime Lease Copy, which blacked-out provisions Landlord represents are monetary or financial provisions of the Prime Lease or are otherwise not material provisions as they relate to the rights and obligations of Tenant hereunder;

(ii) the Prime Lease is in force and effect, and Landlord has not received any notice of default from the Prime Landlord, other than a notice that pertains to a default which has since been cured, and to Landlord’s knowledge, Landlord is not in default, in any material respect, with respect to its obligations as the tenant under the Prime Lease;

(iii) To Landlord’s knowledge, Prime Landlord is not in default, in any material respect, with respect to its obligations under the Prime Lease;

(iv) Landlord is the owner of the tenant’s interest under the Prime Lease and has the right to use and occupy the premises demised thereunder in accordance with the terms and conditions thereof, and except for this Lease and the Temporary License Agreement, Landlord has not entered into any sublease of all or any part of the Premises, which sublease remains in effect;

(v) Landlord is not the debtor in any pending bankruptcy or insolvency proceeding, nor is Landlord in any receivership;

(vi) no leasehold mortgage or other lien caused or created by Landlord, encumbering Landlord’s interest under the Prime Lease is in foreclosure, and Landlord has not received notice of a default under any such mortgage or lien, which default has not been cured; and

(vii) all consents necessary to authorize the execution and delivery of this Sublease by Landlord have been obtained or waived, except for the execution and delivery of Prime Landlord’s Consent.

(d) Landlord agrees that it will not cancel, alter or waive the Prime Lease, in whole or in part, if doing so will materially and adversely affect Tenant or the subleasehold estate created under this Lease; except that (i) Landlord shall have the right to exercise any right it may have under Section 7.04 or Section 7.05 of the Prime Lease to cancel or terminate the Prime Lease, even if such termination or cancellation results in the termination of this Lease and/or the subleasehold estate created hereby, and (ii) regardless of whether Landlord has such right under the Prime Lease, Landlord may agree to the termination of the  Prime Lease or the termination of the Prime Lease as to any or all of the space demised thereunder, if upon such termination, Tenant shall become the tenant of Prime Landlord or any Successor Landlord upon the terms and conditions set forth in Section 6.01 of this Lease.

(e) Tenant represents to Landlord that all consents necessary to authorize the execution and delivery of this Sublease by Tenant have been obtained or waived, except for the execution and delivery of the Prime Landlord’s Consent.

(f) Each party hereto (the “Representing Party”) represents to the other party hereto that the person executing and delivering this Lease on behalf of the Representing Party is fully authorized to execute and deliver this Lease on behalf of the Representing Party and bind it to the terms and conditions hereof.

9.21. (a)           Landlord’s Right To Use Board Room.  During the Term, Landlord, its employees and invitees shall have the right, without charge by or other compensation to Tenant, to use, and shall be given access through the Premises to, the board room located in Premises as shown in hatching on Exhibit C attached hereto and made a part hereof (the “Board Room”), subject to the terms and conditions of this Section 9.21.  Landlord shall give Tenant at least five (5) Business Days prior notice (which may be telephonic) of Landlord’s intention to use the Board Room.  Landlord’s use of the Board Room without charge shall be limited to one (1) time per each calendar month (or portion of a calendar month) occurring in the Term.  Each such use of the Board Room by Landlord shall not, without Tenant’s consent, exceed an entire day of use.  Landlord shall be entitled to additional use of the Boardroom beyond the days, times and hours hereinbefore mentioned, subject to (i) Landlord’s payment to Tenant of Tenant’s then prevailing Board/Conference Room usage charges to customers of Tenant at the Premises and (ii) prior notice to Landlord in accordance with Tenant’s Board/Conference Room procedures for Tenant’s customers at the Premises.  During each such use by Landlord, (i) Tenant will not permit any other persons to use or enter into the Board Room without Landlord’s consent, (ii) without charge to Landlord or other compensation to Tenant, Landlord and its invitees shall have the use of the restrooms in the Premises and the use of the phones and all audio/visual equipment (including, without limitation, teleconferencing equipment) in the Board Room, but shall reimburse Tenant (at Tenant’s cost, without mark-up) for any separate calling charges incurred by Tenant for international long distance voice/data calls made by Landlord or its invitees from the Board Room phones and videoconferencing provider charges, and (iii) Tenant will permit deliveries to the Board Room of food and beverages ordered by Landlord from outside vendors, provided that Landlord cleans up the board room and disposes of its trash after each such use.  However, if Tenant replaces the videoconferencing equipment that has been left in the Premises by Landlord, it shall return the old equipment to Landlord, and Landlord’s use of the new equipment belonging to Tenant shall be subject to Tenant’s then prevailing videoconferencing usage charges for its customers.  Tenant shall pay, and indemnify, hold harmless and defend Landlord against and from, all charges in connection with the use of such old equipment, which charges were incurred during the Term of this Lease, until such old equipment is so returned by Tenant to Landlord.  If Tenant’s use of the Boardroom will be (i) before the earlier of (x) 8:30 AM or (y) the time of the arrival of Tenant’s receptionist for the Premises, or (ii) later than the later of (x) 5:00 PM or (y) the time that Tenant’s receptionist for the Premises leaves for the day (such use herein called “Non-Standard Hours”), Tenant may charge Landlord for Tenant’s incremental additional costs of arranging for a person to be present at the Premises for security purposes during Tenant’s use of the Boardroom during Non-Standard Hours, provided such charges to Landlord are consistent with what Tenant generally charges its customers at the Premises for such security services by reason of such customers’ use of the Boardroom during Non-Standard Hours.  Landlord will indemnify, hold harmless and defend Tenant against and from all claims, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) arising from claims for property damage or injury or death to persons caused by the acts or negligence of Landlord during its use of the Boardroom.

(b) If Tenant shall have entered into a Special License with a party not affiliated with Tenant or Guarantor pursuant to which such party, as licensee, is granted by Tenant license to use significant office space in the Premises and is also given by Tenant the exclusive right to use the Boardroom at all times during the term of such license, and provided that Tenant shall have delivered to Landlord a true and complete copy of such Special License (redacted as to financial terms), then, only for so long as such licensee has the exclusive right to use the Boardroom under such Special License, the term “boardroom” or “Boardroom” as used in Section 9.21(a) above, shall be deemed to mean Landlord’s choice of one of at least two or more available conference rooms, comparable to the Boardroom and having similar facilities as contained in the Boardroom, located in space leased by Tenant or an affiliate of Tenant in a first class office building located in Midtown Manhattan, New York City, which conference rooms and their addresses shall be identified by Tenant by notice to Landlord (the “Alternate Boardrooms”, and during such period of such licensee’s exclusive of the Boardroom, Landlord shall have the right to use one of the Alternate Boardroom on the same terms and conditions as Landlord would have the right to use the Boardroom pursuant to Section 9.21(a) above.

9.22. Landlord’s Options To Terminate.  (a)  Landlord shall have the right and option at any time, to terminate this Lease effective, at Landlord’s sole election, on (i) the day immediately preceding the fifth (5th) anniversary of the Commencement Date or (ii) the day immediately preceding the ninth (9th) anniversary of the Commencement Date (any such termination date called an “Early Termination Date”), provided that Landlord shall give Tenant at least six (6) months notice of such termination (the “Early Termination Notice” and shall specify in such notice the Early Termination Date so elected by Landlord.  If Landlord shall give such notice, this Lease and the Term, if not sooner terminated pursuant to the provisions of this Lease, shall terminate and come to an end on the Early Termination Date so specified by Landlord in such notice with the same force and effect as if such date were the Expiration Date, subject to the provisions for Section 9.22(b) below.  If Landlord shall give the Early Termination Notice, then for the consecutive six (6) month period ending on the Early Termination Date (the “Special Abatement Period”), provided that no Event of Default shall be continuing, the Fixed Rent payable by Tenant during the Special Abatement Period shall be abated as follows: (i) twenty (20%) percent abatement for the first (1st) month of the Special Abatement Period; (ii) Thirty-five (35%) percent abatement for the second (2nd) month of the Special Abatement Period; (iii) forty-five (45%) percent abatement for the third (3rd) month of the Special Abatement Period; (iv) fifty-five (55%) percent abatement for the fourth (4th) month of the Special Abatement Period; (v) seventy (70%) percent abatement for the fifth (5th) month of the Special Abatement Period; and (vi) seventy-five (75%) percent abatement for the sixth (6th) month of the Special Abatement Period.

(b) (i)           Within twenty (20) days after Landlord shall have given Tenant the Early Termination Notice, and provided that no Event of Default under this Lease is continuing, Tenant may elect, by notice (“Election Notice”) given to Landlord within said twenty (20) day period, that (A) Landlord’s Early Termination Notice given pursuant to Section 9.22(a) above be deemed withdrawn and ineffective to terminate this Lease, and (B) the Fixed Rent payable under this Lease be changed to the Adjusted Rent (as hereinafter defined) for the period of the Term (the “Reset Period”) commencing on the day immediately following the  date that Landlord specified as the Early Termination Date in the Early Termination Notice and ending on the Expiration Date.  If Tenant shall fail to give the Election Notice to Landlord within said 20-day period (time being of the essence), then Tenant shall have no further rights under this Section 9.22(b), Landlord’s Early Termination Notice shall remain effective and in full force, and, as provided in Section 9.22(a) above, this Lease shall expire on the Early Termination Date (as specified by Landlord in the Early Termination Notice) unless sooner terminated pursuant to the terms of this Lease.  Tenant shall not have the right to give an Election Notice if an Event of Default under this Lease is continuing, and any such notice given by Tenant during the continuance of an Event of Default under this Lease shall be deemed null and void and of no force and effect.  If Tenant shall timely give the Election Notice to Landlord, then (A) Landlord’s Early Termination Notice shall be deemed to have been withdrawn and revoked by Landlord and shall not be effective to terminate this Lease (but the rent abatement provided above in Section 9.22(a) shall, nevertheless, continue during the Special Abatement Period in accordance with the terms and conditions of said Section 9.22(a)) , (B) Landlord shall have no further rights under Section 9.22(a) hereof to terminate this Lease, and (C) Landlord, within thirty (30) days after its receipt of such Election Notice, shall give notice (“Rent Notice”) to Tenant of Landlord’s determination of the Adjusted Rent for the Reset Period (“Landlord’s Initial Determination”)  Within ten (10) days after Tenant’s receipt of the Rent Notice (time being of the essence of such 10-day period) Tenant shall give notice to Landlord (“Tenant’s Notice”), stating whether Tenant accepts or disputes Landlord’s Initial Determination, and if Tenant disputes Landlord’s Initial Determination, Tenant’s Notice shall set forth Tenant’s determination of the Adjusted Rent for the Reset Period (“Tenant’s Initial Determination”).  If Tenant fails to give Tenant’s Notice within such ten (10) day period, Tenant shall be deemed to have accepted Landlord’s Initial Determination, and the Fixed Rent payable under this Lease for the Reset Period shall be deemed to be changed to Landlord’s Initial Determination.  If Tenant timely gives Tenant’s Notice as herein provided that Tenant disputes Landlord’s Initial Determination, and if the parties cannot resolve their dispute with regard to the Adjusted Rent for the Reset Period and agree in writing as to such Rent within ten (10) days after Landlord’s receipt of Tenant’s Notice, then the Fair Market Rent (as hereinafter defined) shall be determined by arbitration in accordance with Article 10 hereof.

(ii) If Tenant disputes Landlord’s Initial Determination, and if the final determination of Fair Market Rent (either by arbitration pursuant to Article 10 hereof or by agreement between Landlord and Tenant) shall not be made on or before the first day of the Reset Period and this Lease shall not have expired or been terminated on or before the Early Termination Date, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Reset Period, an amount equal to Landlord’s Initial Determination.  If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of the Reset Period were (x) less than the Adjusted Rent payable for the Reset Period, Tenant shall pay to Landlord the amount of such deficiency within ten (10) days after demand therefor or (y) greater than the Adjusted Rent payable for the Reset Period, Landlord shall credit the amount of such excess against the installments of Fixed Rent and/or Additional Charges becoming payable by Tenant hereunder.

(iii) For purposes of determining the Fixed Rent payable during the Reset Period, (x) term “Adjusted Rent”, as used herein, shall mean the greater of (A) the Fair Market Rent (as hereinafter defined) payable for the portion of the Term constituting the Reset Period, or (B) the Fixed Rent that would be payable under Section 2.02 hereof for the portion of the Term constituting the Reset Period; and (y) the term “Fair Market Rent”, as used herein, shall mean the fair market fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Premises during the Reset Period, taking into account all reasonably relevant factors, including, without limitation, the fact that the base years used to compute Tax Payments and Operating Payments under this Lease will not change during the Reset Period.

(iv) If the Fair Market Rent as determined by arbitration under Article 10 hereof is greater than the Fixed Rent that would be payable under Section 2.02 hereof during the Reset Period, and Tenant is dissatisfied with such Fair Market Rent, then Tenant may terminate this Lease by giving written notice to Landlord not later than ten (10) days after Tenant shall have been given written notice of the determination of the Fair Market Rent as determined by such arbitration, and if Tenant shall timely give such notice to Landlord, this Lease will terminate and come to an end on the date (the “Tenant Termination Date”) which is the later of (i) the date which is ten (10) days after the date of the giving of such notice by Tenant or (ii) the aforesaid Early Termination Date that had been specified by Landlord in the Early Termination Notice, with the same force and effect as if the Tenant Termination Date were the Expiration Date.

(v) Once Landlord exercises its right pursuant to Section 9.22(a) hereof to terminate this Lease effective on any Early Termination Date specified by Landlord in its Early Termination Notice, Landlord may not thereafter exercise such right to terminate pursuant to said Section 9.22(a) as to any other Early Termination Date, regardless of whether the Early Termination Notice so given by Landlord shall have been rendered ineffective by reason of Tenant’s having given the Election Notice to Landlord in accordance with this Section 9.22(b).

(c) In addition to Landlord’s options to terminate pursuant to Section 9.22(a) above, Landlord shall also have the right and option to terminate this Lease pursuant to this Section 9.22(c) on a date specified by Landlord (the “Special Termination Date”), which date shall be not more than ninety (90) days prior to the Expiration Date, provided that Landlord shall give Tenant notice setting forth the Special Termination Date, which notice, if given, shall be given by Landlord to Tenant at least sixty (60) days prior to the Special Termination Date.  If Landlord shall give such notice, this Lease and the Term, if not sooner terminated pursuant to the provisions of this Lease, shall terminate and come to an end on the Special Termination Date so specified by Landlord in such notice with the same force and effect as if such date were the Expiration Date.  For the avoidance of doubt, any termination of this Lease effectuated pursuant to this Section 9.22(c), shall not entitle Tenant to receive any consideration from Landlord for the exercise of such right to terminate by Landlord, nor shall Tenant be entitled to any abatement of any Rents accruing prior to the Special Termination Date by reason of such termination by Landlord.

9.23. Confidentiality.  Tenant shall hold the terms of this Lease confidential and except as required by law, shall not, without Landlord’s prior written consent, disclose any of such terms to any person or party, except that Tenant may disclose the same on a confidential basis to Tenant’s lenders, employees, accountants and attorneys, provided that Tenant shall be liable for any unauthorized disclosure of such terms by any such persons or parties.  In addition to all other available remedies at law or in equity, Landlord shall be entitled to an injunction issued by any court of competent jurisdiction, restraining Tenant or any other party from disclosing any confidential information in violation of this Section 9.23, without the necessity of posting a bond or proving special damages or irreparable harm or injury to Landlord.

9.24. Additional Abatement. (a) Provided that Tenant shall have paid the Newmark Commission in full to Newmark and submitted to Landlord documentary proof of such payment reasonably satisfactory to Landlord, and provided that and as long as no Event of Default under this Lease is continuing, Tenant shall be entitled to a credit in the amount of 50% of the Newmark Commission, which credit Tenant may apply against the Fixed Rent payable during the last three (3) months of the Term.

(b) After the expiration or sooner termination (for any reason) of the Term, provided that Tenant shall have paid the Newmark Commission in full to Newmark and submitted to Landlord documentary proof of such payment, reasonably satisfactory to Landlord, Landlord shall pay to Tenant, within twenty (20) days after written request made by Tenant, a sum (the “Special Amount”) equal to the amount of the Newmark Commission, reduced (but not below zero) by the sum of (i) all Rents, Additional Charges, damages and other sums that shall have become owing by Tenant to Landlord, and (ii) the total amount that Tenant shall have credited against the Fixed Rent pursuant to Section 9.24(a) above; provided, however, that if an Event of Default shall have occurred and be continuing, Landlord shall have the continuing right to offset against and deduct from the Special Amount all damages and other sums due and becoming due from Tenant to Landlord pursuant to this Lease, and Landlord shall not be required to make payment of the Special Amount (as so offset and reduced) to Tenant until Landlord shall have received all such damages and other sums due and to become due to Landlord; furthermore, Landlord may apply such offset against the Special Amount due from Landlord to any of the Rents, damages and other sums due and to become due to Landlord pursuant to this Lease, in such order of priority and proportions as Landlord shall determine in its sole and absolute discretion, and without limiting the generality of the foregoing, Landlord shall be free, in its sole and absolute discretion, to first offset against and deduct from the Special Amount, any and all Rents, damages and other sums owing by Tenant to Landlord and arising or accruing after the Surrender Date (as defined in the Guaranty) before offsetting against and deducting from the Special Amount any Rents, damages or other sums owing by Tenant to Landlord and arising or accruing on or prior to the Surrender Date.

ARTICLE 10.

ARBITRATION OF FAIR MARKET RENT

10.01. If Tenant timely disputes Landlord’s Initial Determination and Landlord and Tenant fail to agree in writing as to the Fair Market Rent for the Reset Period within ten (10) days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined as follows:  Such dispute shall be resolved by arbitration (and either party may request arbitration in such circumstances) conducted in accordance with the Real Estate Valuation Arbitration Rules (Expedited Procedures) of the American Arbitration Association or any successor organization (the “AAA”), except that the provisions of this Article 10 shall supersede any conflicting or inconsistent provisions of said rules.  The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined in the City of New York, by one arbitrator in accordance with this Article.  If the parties fail to agree on an arbitrator within ten (10) days after either party first requests arbitration, then either Landlord or Tenant may request the AAA to appoint an arbitrator, who shall be impartial, within ten (10) days of such request and both parties shall be bound by any appointment so made.  If no such arbitrator shall have been appointed within such ten (10) days, either Landlord or Tenant may apply to any court having jurisdiction to make such appointment.  The arbitrator shall schedule a hearing for a date that is within ten (10) days after the appointment of the arbitrator where the parties and their advocates shall (i) submit their respective determinations of Fair Market Rent for the Reset Period (which respective determinations of Fair Market Rent do not have to be the same as Landlord’s Initial Determination and Tenant’s Initial Determination provided pursuant to Section 9.22(b) hereof) and (ii) shall have the right to present evidence, call witnesses and experts and cross-examine the other party’s witnesses and experts in support of such respective determinations.  Within seven (7) days after such hearing, the arbitrator shall render his or her determination of the Fair Market Rent for the Reset Period in writing, which determination must be equal to either (1) the determination of Fair Market Rent for the Reset Period submitted by Landlord pursuant to the immediately preceding sentence or (2) the determination of Fair Market Rent for the Reset Period submitted by Tenant pursuant to the immediately preceding sentence, whichever the arbitrator believes to be closest to the Fair Market Rent for the Reset Period.  The determination of the arbitrator shall be final and binding upon the parties.  The fees and expenses of any arbitration pursuant to this Article shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof.  The arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease.  The arbitrator shall have at least 10 years’ experience in leasing and valuation of properties which are similar in character to the Building.  After a determination has been made of the Fair Market Rent for the Reset Period, the parties shall execute and deliver an instrument setting forth such Fair Market Rent and the Adjusted Rent for the Reset Period, but the failure to so execute and deliver any such instrument shall not effect the determination of the Adjusted Rent for the Reset Period in accordance with the terms of this Lease.

ARTICLE 11.

TEMPORARY LICENSE AGREEMENT

11.01.   Simultaneously herewith, Landlord, as licensor, and Tenant, as licensee, are entering into a Temporary License Agreement of even date herewith (the “Temporary License Agreement”), covering a portion of the Premises more particularly described in said agreement, for a term commencing and ending as set forth therein.  A copy of the Temporary License Agreement is attached hereto as Exhibit D and made a part hereof.  If the Temporary License Agreement shall be terminated by reason of a default of the licensee thereunder, then Landlord shall have the right to terminate this Lease upon notice to Tenant.

ARTICLE 12.

PRIME LANDLORD’S CONSENT

12.01. Landlord’s Consent.  (a)  This Lease and the effectiveness hereof (excluding the provisions of this Article 12) is expressly conditioned upon Landlord’s obtaining a written instrument executed by Prime Landlord, in form and substance substantially as set forth in Exhibit G attached hereto and made a part hereof (“Prime Landlord’s Consent”), provided that each party hereto will consent to changes requested to be made by Prime Landlord to the Prime Landlord’s Consent, provided such changes do not materially and adversely affect such party (without limiting the generality of the foregoing, changes that request additional parties to receive notices shall be deemed not to be materially adverse to any party hereto).  Landlord shall request Prime Landlord Consent from Prime Landlord.  Landlord shall have the right, but shall not be required to commence any action or proceeding, incur any expense or liability (other than whatever fees and expense are required under the Prime Lease to be paid to or for Prime Landlord or its agents or attorneys in connection with the issuance of the Prime Landlord’s Consent) or agree to any changes to the Prime Lease or this Lease or any other agreement or document in order to obtain Prime Landlord’s Consent; and Tenant shall reasonably cooperate with Landlord and assist Landlord in obtaining Prime Landlord’s Consent, and, in connection therewith, Tenant shall provide such information to Prime Landlord and enter into such consent agreement as Prime Landlord may reasonably require.  Landlord shall not be subject to any liability whatsoever for its failure to obtain Prime Landlord’s Consent.  If Prime Landlord’s Consent shall not have been obtained by the date that is thirty-five (35) days after of the date hereof, then, thereafter, until Prime Landlord’s Consent shall have been obtained, either party hereto may terminate this Lease upon notice to the other party, setting forth in said notice a date (“Article 12 Termination Date”) for the termination of this Lease, which date shall not be less than ten (10) days after the date of the giving of such notice; and if such notice is given and Prime Landlord’s Consent shall not have been issued prior to said Article 12 Termination Date, then this Lease shall terminate and be deemed cancelled upon said Article 12 Termination Date, and neither party hereto shall have any further liability or obligations under this Lease, except that Landlord shall refund to Tenant any Rent theretofore paid by Tenant to Landlord upon the execution of this Lease; if however, Prime Landlord’s Consent is issued prior to said Article 12 Termination Date, such notice shall be deemed null and void and shall have no force or effect, neither party hereto shall have the right to terminate this Lease pursuant to this Article 12, and this Lease shall remain in full force and effect in accordance with its terms.

(b) If Prime Landlord’s Consent is issued, Tenant shall pay to Landlord, as Additional Charges, within five (5) business days after notice and demand by Landlord, an amount equal to fifty (50%) percent of the amount, if any, by which (x) all out-of-pocket costs incurred by Prime Landlord in connection with this Lease or Prime Landlord’s Consent (including, without limitation, the costs of making investigations as to the acceptability of Tenant and legal costs incurred in connection with the granting of Prime Landlord’s Consent), which pursuant to the terms of the Prime Lease, Landlord is required to pay to Prime Landlord, exceeds (y) Fifteen Thousand Dollars ($15,000.00).

(c) If Prime Landlord exercises its right pursuant to paragraph 13 of the Prime Landlord’s Consent to require Tenant to make all payments of Rent under this Lease directly to Prime Landlord, then Landlord agrees that Tenant shall have no obligation to verify the validity of any such payment demand made by Prime Landlord to Tenant pursuant to said paragraph 13.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	NATIONAL FINANCIAL PARTNERS CORP.

	By:	/s/ Jessica M. Bibliowicz
Name: Jessica M. Bibliowicz
Title: President and CEO

Tenant:	RBC MADISON AVENUE LLC

	By:	/s/ David Nadler
Name: David Nadler
Title: Managing Member

Tenant’s Federal Tax I.D. No.: 27-1228915

[Signature Page]

EXHIBIT A

LANDLORD’S WORK

[Intentionally Omitted]

Ex-A-1

EXHIBIT A-1

PLANS AND SPECIFICATIONS FOR LANDLORD’S WORK

[Intentionally Omitted]

Ex-A-1-1

EXHIBIT B

FF&E

[Intentionally Omitted]

Ex-B-1

EXHIBIT C

BOARD ROOM

[Intentionally Omitted]

Ex-C-1

EXHIBIT D

TEMPORARY LICENSE AGREEMENT

[Intentionally Omitted]

Ex-D-1

EXHIBIT E

TENANT’S INITIAL WORK

[Intentionally Omitted]

Ex-E-1

EXHBIT F

TENANT’S INSURANCE CERTIFICATE

[Intentionally Omitted]

Ex-F-1

EXHIBIT G

FORM OF PRIME LANDLORD’S CONSENT

[Intentionally Omitted]

Ex-G-1

EXHIBIT H

INSURANCE FOR LANDLORD’S
LEASEHOLD IMPROVEMENTS AND THE FF&E

[Intentionally Omitted]

Ex-H-1